EXHIBIT 10.44

PARTICIPATION AGREEMENT

BY AND AMONG

LOUISVILLE GAS AND ELECTRIC COMPANY
220 West Main Street
Post Office Box 32010 (40232)
Louisville, Kentucky 40202

AND

KENTUCKY UTILITIES COMPANY
220 West Main Street
Post Office Box 32010 (40232)
Louisville, Kentucky 40202

AND

INDIANA MUNICIPAL POWER AGENCY
11610 North College Avenue
Carmel, Indiana 46032

AND

ILLINOIS MUNICIPAL ELECTRIC AGENCY
919 South Spring Street
Springfield, Illinois 62704

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1	Definitions.
1.2	Rules of Interpretation.

ARTICLE 2. OWNERSHIP

2.1	Ownership.
2.2	Additional Generating Units.
2.3	Modification of Existing Property.

ARTICLE 3. DEVELOPMENT CLOSING

3.1	Development Closing.
3.2	Development Costs.
3.3	Deliveries of Louisville at the Development Closing.
3.4	Effect of Development Closing on Article 15 Rights.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.1	IMPA Representations and Warranties.
4.2	Louisville Representations and Warranties.
4.3	Kentucky Utilities Representations and Warranties.
4.4	IMEA Representations and Warranties.

ARTICLE 5. DEVELOPMENT AND CONSTRUCTION

5.1	Responsibility for Development.
5.2	Responsibility for Permits.
5.3	Development Schedule.
5.4	Authorization to Construct.
5.5	Responsibility for Construction.
5.6	Construction Schedule.

ARTICLE 6. CONSTRUCTION CLOSING AND WITHDRAWAL

6.1	Construction Closing.
6.2	Closing Actions.
6.2.1 Payment to Louisville.
6.2.2 Conveyance of Real Property.
6.2.3 Licenses and Easements.
6.2.4 Transaction Documents.
6.3	Conditions Precedent.
6.4	Deliveries at Construction Closing.
6.4.1 Payment of Funds by IMPA.
6.4.2 Payment of Funds by IMEA.
6.4.3 Payment of Funds by Kentucky Utilities.
6.4.4 General Warranty Deeds.
6.4.5 Licenses to Trimble County General Plant Facilities.

6.4.6 Non-Exclusive Easements of Trimble County Site.
6.4.7 Reserved.
6.4.8 Representations and Warranties.
6.4.9 Conditions.
6.4.10 Release from Lien of Louisville’s Indenture.
6.4.11 Opinion of Counsel for Louisville.
6.4.12 Opinion of Counsel for Kentucky Utilities.
6.4.13 Opinion of Counsel for IMPA.
6.4.14 Opinion of Counsel for IMEA.
6.4.15 Transaction Documents.
6.4.16 Title Commitment.
6.4.17 Property Taxes.
6.5	Withdrawal.
6.5.1 Withdrawal Prior to Construction Closing.
6.5.2 Withdrawal of IMPA or IMEA.
6.5.3 Withdrawal by the Companies or IMPA and IMEA.
6.5.4 No Withdrawal During Construction Phase.
6.5.5 Breach by IMPA or IMEA During the Construction Phase.
6.5.6 CCNs Not Filed.

ARTICLE 7. OPERATING ARRANGEMENTS

7.1	Authority for Operation and Management.
7.2	Electric Capacity Entitlements.
7.3	Scheduling and Dispatching of Electric Generation.
7.3.1 Submittal of Schedules.
7.3.2 Scheduling Procedures
7.3.3 Utilization of Electric Capacity Entitlement and Companies’ System Power.
7.3.4 Dispatching Procedures.
7.3.5 Ancillary Services.
7.3.6 Holidays.
7.3.7 Records.
7.3.8 Outage Schedules.
7.4	Pre-Commercial Energy.
7.5	Operations Management.
7.5.1 Administration of Operating Work and Incremental Capital Assets.
7.5.2 Purchasing Necessary Goods and Services.
7.5.3 Procurement of Fuel.
7.5.4 Expenditure of Funds.
7.5.5 Insurance.
7.5.6 Enforcement of Claims.
7.5.7 Processing Claims.
7.5.8 Delivery of Operating Data.
7.6	Environmental Laws and Regulations.
7.7	Environmental Fines and Penalties.
7.8	General Facilities and Constraints.
7.9	Rules and Regulations in Industry Practices.

ARTICLE 8. INCREMENTAL CAPITAL ASSETS

8.1	Estimate of Costs.
8.2	Responsibility for Costs.

ARTICLE 9. EXPENSES

9.1	Payment of Expenses and Charges Prior to the Commercial Operation Date.
9.2	Monthly Expenses and Charges After the Commercial Operation Date.
9.2.1 Fuel/Reactant Operation Expenses.
9.2.2 Fixed Operation and Maintenance Expenses.
9.2.3 Non-Fuel Operating Component.
9.2.4 Working Capital Component.

ARTICLE 10. BILLING, PAYMENTS, AND RECORDS

10.1	Payments before Commercial Operation Date.
10.2	Billings by the Companies after the Commercial Operation Date.
10.3	Payments after the Commercial Operation Date.
10.4	Records.
10.5	Timing of Certain Payments.
10.6	Payment to Specified Account.

ARTICLE 11. INTERCONNECTION AND TRANSMISSION SERVICES

ARTICLE 12. TAXES

12.1	Management of Tax Matters.
12.2	Sharing of Taxes and Related Payments
12.3	Payment of Title Taxes and Fees.
12.4	Exclusion of Income Taxes.
12.5	Non-creation of Taxable Entity.

ARTICLE 13. INSURANCE

13.1	Procurement of Insurance.
13.1.1 Sharing of Insurance Costs.
13.1.2 The Parties Named as Insured.
13.1.3 Procurement of Additional Insurance for the Parties.
13.1.4 Sharing of Refunds from Insurance Premiums.
13.1.5 Sharing of Insurance Proceeds.
13.2	Destruction.
13.2.1 Damage or Destruction Fully Covered By Insurance.
13.2.2 Damage or Destruction Not Fully Covered by Insurance.

ARTICLE 14. PARTITION OF OR TRANSFERS OF INTEREST

14.1	Special Nature of Trimble County Unit 2 Project - Waiver of Right of Partition.
14.2	Transfer of Ownership Interests.
14.2.1 Conditions of Transfer.
14.2.2 Further Conditions of Transfer.
14.2.3 Non-applicability of Certain Provisions.
14.2.4 Transfer of Associated Rights and Interests.

14.2.5 Louisville and Kentucky Utilities.

ARTICLE 15. ASSIGNMENT

15.1	Limitation of Assignability.
15.2	Successors and Assigns.

ARTICLE 16. LIABILITY AND DEFAULT

16.1	Liability to Third Parties.
16.2	Liability Among the Parties; No Consequential Damages.
16.3	Indemnification.
16.4	Nature and Survival of Representations and Warranties.
16.5	Default.
16.5.1 Events of Default.
16.5.2 Curing Event of Default in Regard to Paying Money.
16.5.3 Curing Event of Default for Other Than Failure to Pay Money.
16.5.4 Non-Applicability of Cure Provisions.
16.5.5 Appointment of a Receiver.
16.5.6 Additional Obligations.
16.5.7 Notice.
16.6	Force Majeure.

ARTICLE 17. MANAGEMENT

17.1	Coordination Committee.
17.2	Coordination Committee Formation.
17.3	Powers of Coordination Committee.
17.4	Budget Approval.
17.4.1 Development Budget.
17.4.2 Construction Budget.
17.4.3 Annual Capital Budget.
17.4.4 Operation and Maintenance Budget.
17.5	Vote by Coordination Committee.
17.6	Meetings.
17.7	Records.
17.8	Amendments.
17.9	Information.

ARTICLE 18. DISAGREEMENT

18.1	Consultation.
18.2	Disagreement.
18.3	Arbitration.
18.4	Obligations To Make Payments.
18.5	Interest.

ARTICLE 19. REMEDIES

19.1	All Remedies - Setoff.
19.2	Injunctive Relief and Specific Performance.
19.3	No Remedy Exclusive.

19.4	Failure to Participate in Incremental Capital Assets.
19.5	Failure to Participate in Construction Costs.

ARTICLE 20. MISCELLANEOUS

20.1	Governing Law.
20.2	Notice to Parties.
20.3	Article Headings Not to Affect Meaning.
20.4	Counterparts.
20.5	Emergency.
20.6	Severability.
20.7	Integration.
20.8	Computation of Time.
20.9	Waiver.
20.10	Equal Opportunity Clause.
20.11	Inflation.
20.12	Condemnation.
20.13	Americans with Disabilities Act.
20.14	Amendments.
20.15	No Agency or Third Party Beneficiary.
20.16	Obligations Are Several.
20.17	Cooperation.
20.18	Intent.
20.19	Approvals.
20.20	Access.
20.21	Further Assurances.
20.22	Joint Effect.
20.23	Certain Costs.
20.24	Good Utility Practice.
20.25	Affiliate Transactions.

ARTICLE 21. TERM AND TERMINATION

21.1	Termination.
21.1.1 Retirement.
21.1.2 Construction Closing Does Not Occur.
21.1.3 Withdrawal of the Companies.
21.1.4 Withdrawal of IMPA and IMEA.
21.2	Retirement of Property.
21.3	Retirement Costs.
21.4	Effect of Withdrawal or Transfer on Agent.

APPENDICES

Appendix A	Trimble County Unit 2
Appendix B	Trimble County General Plant Facilities
Appendix C	Form of License Agreement
Appendix D	Certain Development Costs
Appendix E	Form of Deed

v

Appendix F	Form of Easement
Appendix G	Estimated Interconnection Costs
Appendix H	Approved Development Budget
Appendix I	Interconnection and Operating Agreement

PARTICIPATION AGREEMENT

This Participation Agreement, dated as of February 9, 2004, is among Louisville Gas and Electric Company, a Kentucky corporation (“Louisville” or a “Party”), Kentucky Utilities Company, a Kentucky corporation (“Kentucky Utilities” or a “Party”), Indiana Municipal Power Agency, a body corporate and politic and a political subdivision of the State of Indiana (“IMPA” or a “Party”), and Illinois Municipal Electric Agency, a body politic and corporate, municipal corporation and unit of local government of the State of Illinois (“IMEA” or a “Party,” and, collectively with Louisville, Kentucky Utilities and IMPA, the “Parties”).

WHEREAS, Louisville and Kentucky Utilities each are regulated public utilities that own and operate facilities for the generation, transmission, and distribution of electric power and energy in their respective service territories; and

WHEREAS, IMPA is a joint agency and is authorized to own and operate electric generation and transmission facilities to supply power and energy to its members; and

WHEREAS, IMEA is a joint action agency and is authorized to own and operate electric generation and transmission facilities to supply power and energy to its members; and

WHEREAS, Louisville and IMEA are party to that certain Participation Agreement, dated September 24, 1990 (the “IMEA Participation Agreement”), pursuant to which, among other things, IMEA acquired from Louisville: a twelve and twelve one-hundredths percent (12.12%) undivided ownership interest, as a tenant in common, in a four hundred ninety-five (495) megawatt coal-fired generating unit (“Trimble County Unit 1”) located at the Trimble County Generating Station operated by Louisville; a non-exclusive license to use certain of the general plant facilities; and a non-exclusive easement over a certain portion of the site on which the Trimble County Generating Station is located pertaining to IMEA’s use of Trimble County Unit 1; and

WHEREAS, Louisville and IMPA are party to that certain Participation Agreement (the “IMPA Participation Agreement”) dated February 1, 1993, pursuant to which, among other things, IMPA acquired from Louisville: a twelve and eighty-eight one-hundredths percent (12.88%) undivided ownership interest as a tenant in common in Trimble County Unit 1; a non-exclusive license to use certain of the general plant facilities; and a non-exclusive easement over a certain portion of the site on which the Trimble County Generating Station is located pertaining to IMPA’s use of Trimble County Unit 1; and

WHEREAS, the IMEA Participation Agreement and the IMPA Participation Agreement (collectively, the “Unit 1 Participation Agreements”) each provide certain rights of first refusal in favor of IMEA and IMPA, respectively, to participate in ownership in the event that Louisville shall apply to the Kentucky Public Service Commission for a certificate of public convenience and necessity for the installation at the Trimble County Site of a second coal-fired generating unit for use by its system as a base-load plant; and

WHEREAS, Louisville, together with Kentucky Utilities, is currently contemplating the design, procurement and construction of a second coal-fired base-load generating unit at the Trimble County Site and anticipates applying for CCNs therefor in calendar year 2004; and

WHEREAS, IMEA and IMPA desire to participate in the ownership of such second coal-fired generating unit.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, and subject to the terms and conditions herein set forth, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS AND INTERPRETATION

1.1                                 Definitions.

Affiliate.  An “affiliate” of, or a Person “affiliated with” a specified Person, is a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.  The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Affiliate Contract.  Affiliate Contract has the meaning specified in Article 20.25.

Agreed Rate.  The lesser of (i) two (2) percent per annum above the “Prime Rate” as published in the “Money Rates” table of The Wall Street Journal from time-to-time and (ii) the maximum rate of interest permitted by Applicable Law.

Agreement.  This Participation Agreement among Louisville, Kentucky Utilities, IMPA and IMEA dated as of the date set forth in the first paragraph of this Agreement.

Annual Capital Budget.  Annual Capital Budget has the meaning specified in Section 17.4.3.

Annual O&M Budget.  Annual O&M Budget has the meaning specified in Section 17.4.4.

Applicable Law.  Any applicable statute, law, treaty, rule, code, ordinance, regulation, permit, license, approval, interpretation, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

Applicable Transmission Provider.  The Midwest Independent System Operator, its successor or other applicable transmission provider or transmission arrangement applicable to a Party.

Attributes.  The attributes of Trimble County Unit 2 (e.g., capacity, ramp rate, ancillary services, etc.).

Authorization to Construct.  Authorization of the Coordination Committee pursuant to Article 17.3(x) for the Companies to commence the Construction Work (or to issue full releases under contracts pursuant to which limited Work has been released) on the date of the Construction Closing, and thereafter pursue the Construction Work, including executing (or releasing Construction Work under) final design, equipment and construction contracts authorizing equipment procurement and installation, and authorizing or performing all other necessary activities and procurements to commence and complete construction, start-up and interconnection of Trimble County Unit 2 and the Trimble County General Plant Facilities.  The Authorization to Construct shall specify the expected date of the Construction Closing, the expected Net Electric Generating Capacity, a description of the technology and unit configuration, major equipment specifications, fuel type, and the expected Construction Schedule.

Authorized Person.  An officer of Louisville; an officer of Kentucky Utilities; the President or a Vice President of IMPA; or the General Manager and CEO of IMEA.

Auxiliary Power.  Power required for operation of Trimble County Unit 2, a reasonable portion of the Trimble County General Plant Facilities, and a reasonable portion of any other shared Trimble County Site electric usage.

Available.  The state in which a unit is capable of providing service regardless of the capacity level that can be provided.

Best Efforts.  Best Efforts signify a diligent, good faith, and commercially reasonable level of effort to achieve the identified goal or result.  Such level of effort does not require efforts or actions that are not commercially reasonable under the circumstances faced by the Party obligated to employ Best Efforts.

Booked.  With respect to Development Costs owed to a non-Affiliate of the Companies, the date paid.  With respect to Development Costs to be reimbursed to Louisville, Kentucky Utilities or any Affiliate of the Companies, the date such Development Costs are recorded on the books of Louisville, Kentucky Utilities or any Affiliate of the Companies.

CCNs.  The certificates of public convenience and necessity to be sought by the Companies from the KPSC and by Kentucky Utilities from the VSCC for the installation at the Trimble County Site of a second coal-fired generating unit for use in their respective systems as a base-load plant.

Commercial Operation Date.  The date upon which Trimble County Unit 2 and the Trimble County General Plant Facilities (to the extent modifications or additions are necessary to accommodate Trimble County Unit 2) are determined by the Companies to be ready to enter commercial service.

Commission Approvals.  Licenses, certificates, approvals, consents, permits or other permissions of the FERC, SEC, ICC, IURC, KPSC, KSB or VSSC.

Companies.  Except as provided in Articles 6.5.1 and 14.2.5, Louisville and Kentucky Utilities.

Construction Budget.  Construction Budget has the meaning specified in Article 17.4.2.

Construction Closing.  The delivery of documents and certificates and the payment of money, all as contemplated in Article 6.

Construction Contractor(s).  Construction Contractor(s) has the meaning specified in Article 5.5.

Construction Contract(s).  The contract(s) entered into by the Companies, as agent for the Parties, with Construction Contractors.

Construction Costs.  The costs of Construction Work, including reasonably documented internal expenses of the Companies incurred in connection with the Construction Work and the costs described in the second sentence of Article 12.3.

Construction Phase.  The Construction Phase commences on the date of the Construction Closing and concludes on the Commercial Operation Date or such later date as is necessary to complete the original construction of Trimble County Unit 2 and the Trimble County General Plant Facilities.

Construction Schedule.  The schedule of Construction Work to be developed by the Companies prior to the Construction Closing, showing, to the extent then ascertainable, construction milestones and the expected Commercial Operation Date.

Construction Work.  Work performed during the Construction Phase.

Coordination Committee.  The committee established pursuant to Article 17.

Defaulting Party.  Defaulting Party has the meaning specified in Article 19.1.

Deferred Development Costs.  Deferred Development Costs has the meaning specified in Article 3.2.

Delivery Point.  The high side of the main step-up transformer adjacent to Trimble County Unit 2 at the Trimble County Plant.

Development Budget.  Development Budget has the meaning specified in Article 17.4.1.

Development Closing.  The delivery of documents as contemplated in Article 3.

Development Costs.  The costs of the Development Work, including reasonably documented internal expenses of the Companies incurred in connection with the Development Work and the costs described in the second sentence of Article 12.3.

Development Phase.  The Development Phase began on or about July 1, 2001, and ends on the date of the Construction Closing.

Development Reasons.  Development Reasons means (i) Force Majeure, (ii) a decision by the Companies not to proceed with the development of the Trimble County Unit 2 Project because it cannot be developed on a commercially reasonable basis or (iii) a decision by the Companies not to proceed with the development of the Trimble County Unit 2 Project because Commission Approvals or other permits and approvals cannot be obtained from Governmental Authorities on a commercially reasonable basis.

Development Work.  Work performed during the Development Phase.

Dispatch, Dispatched or Dispatching.  Requesting, in accordance with the terms and conditions of this Agreement, the use of Electric Capacity Entitlement utilizing real-time generation control hardware and software that interfaces with the Companies’ generation control system.

Disputing Parties.  Disputing Parties has the meaning specified in Article 18.4.

Electric Capacity Entitlement.  The percentage of the Net Electric Generating Capacity to which a Party is entitled under Article 7.2 as it may be otherwise adjusted in accordance with Article 7.

Emergency.  A condition that, in the Companies’ reasonable opinion, does or may present a physical threat to persons or property on or near the Trimble County Site, does or may seriously interfere with the safety or operation of the interconnected power system, or may cause or contribute to an imminent disruption of electric service to customers of the Parties.

Energy Allocation.  Energy Allocation has the meaning specified in Article 7.3.

Escrow Account.  Escrow Account has the meaning specified in Article 18.4.

E.S.T.  Eastern Standard Time.

Event of Default.  Event of Default has the meaning specified in Article 16.5.1.

Execution Date.  The date as of which the Parties enter into this Agreement, which date appears at the beginning of this Agreement.

Expected Ramp Rate Capability.  The expected ramp rate capability of Trimble County Unit 2 as determined from time to time by the Coordination Committee with respect to various conditions (e.g., temperature, humidity, unit conditions, etc.).

FERC.  United States Federal Energy Regulatory Commission.

Filing Date.  The later of (i) the date on which both petitions for the CCNs are filed by the Companies or (ii) the date on which the last of the two (2) petitions for the CCNs is filed by the Companies.

Fixed Operation and Maintenance Expenses.  Fixed Operation and Maintenance Expenses are calculated as the sum of the following expenses as they directly relate to the operation and maintenance of the Trimble County Unit 2 Project, as recorded in the accounting records for the Trimble County Unit 2 Project under the Uniform System of Accounts:

(i)                                     Operation supervision and engineering (Account 500)

(ii)                                  Steam expenses (Account 502 except for scrubber reactant)

(iii)                               Electric expenses (Account 505)

(iv)                              Miscellaneous steam power expenses (Account 506)

(v)                                 Rents (Account 507)

(vi)                              Allowances (Account 509)

(vii)                           Maintenance supervision and engineering (Account 510)

(viii)                        Maintenance of structures (Account 511)

(ix)                                Maintenance of boiler plant (Account 512)

(x)                                   Maintenance of electric plant (Account 513)

(xi)                                Maintenance of miscellaneous steam plant (Account 514)

Expenses in Account 509 shall not be allocated to IMPA or IMEA except to the extent the Companies obtain allowances on behalf of IMPA or IMEA pursuant to Article 7.6.

Force Majeure.  Any cause beyond the reasonable control of a Party, and which by using its Best Efforts the Party is unable to overcome, including the following: acts of God; strikes, lockouts, or other industrial disturbances; acts of public enemies; acts, orders, or the absence of necessary orders and permits of any kind, from any Governmental Authority; delay in transportation; unforeseen soil conditions; equipment, material, supplies, labor, or machinery shortages; epidemics; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; drought; arrest; war; civil disturbances; insurrections; riots; acts of terrorism; explosions; breakage or accident to machinery, equipment, transmission lines, pipes, or canals; partial or entire failure of utility service; breach of contract by any supplier, contractor, subcontractor, laborer, or materialman; sabotage; injunction; blight; famine; blockage; quarantine; or any other similar or dissimilar cause or event not reasonably within the control of the Party.

Fuel/Reactant Operation Expenses.  Fuel/Reactant Operation Expenses are calculated as the sum of the following expenses as they relate to the operation of the Trimble County Unit 2 Project as recorded in the accounting records for the Trimble County Unit 2 Project under the Uniform System of Accounts:

(i)                                     Fuel (Account 501)

(ii)                                  Scrubber reactant expenses in Steam Expenses (Account 502)

(iii)                               Ammonia (Account 512)

Good Utility Practice.  At a particular time, any of the practices, methods, or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result or further the possibility of achieving such result, at a reasonable cost consistent with reliability and safety and in accordance with Applicable Law pertaining to the Trimble County Unit 2 Project.  Such practices, methods, or acts shall include any of the practices, methods, or acts generally engaged in or approved by other members of the electric utility industry at, prior to, or subsequent to the time the decision was made, provided, however, practices, methods or acts that have previously been engaged in by members of the electric utility industry but, at the time the decision was made, have been generally discredited will not be considered Good Utility Practice.  Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to encompass a range of reasonable practices, methods, or acts.

Governmental Authority.  Any United States federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive, civilian or military (or a combination or permutation thereof).

ICC.  Illinois Commerce Commission.

IMEA.  IMEA has the meaning specified in the first (1st) paragraph of this Agreement.

IMEA Participation Agreement.  The IMEA Participation Agreement has the meaning specified in the fourth (4th) Whereas clause of this Agreement.

IMPA.  IMPA has the meaning specified in the first (1st) paragraph of this Agreement.

IMPA Participation Agreement.  IMPA Participation Agreement has the meaning specified in the fifth (5th) Whereas clause of this Agreement.

Incremental Capital Assets.  All assets of the Trimble County Unit 2 Project that are not included in Accounts 101, 106, or 107 of the Uniform System of Accounts on the Commercial Operation Date or such later date as is necessary to complete the original construction of Trimble County Unit 2 or the Trimble County General Plant Facilities and which, over the life of Trimble County Unit 2, are necessary or desirable for the continued reliable, economical operation of Trimble County Unit 2.

Initial Capital Assets.  All assets of the Trimble County Unit 2 Project that are included in Accounts 101, 106, or 107 of the Uniform System of Accounts on the Commercial Operation Date, or such later date as is necessary to complete the original construction of the Trimble County Unit 2 Project.

Initial Construction Budget.  Initial Construction Budget has the meaning specified in Article 17.4.2.

Interconnection and Operating Agreement.  An agreement, a copy of which is attached hereto as Appendix I, pursuant to which Trimble County Unit 2 will be interconnected to the grid, by and among the Applicable Transmission Provider and one or more of the Companies, in its or their capacities as “Transmission Owner” and “Generator” as such terms are therein defined.

IURC.  Indiana Utility Regulatory Commission.

KPSC.  Kentucky Public Service Commission.

KSB.  Kentucky State Board on Electric Transmission and Generating Siting.

Kentucky Utilities.  Kentucky Utilities has the meaning specified in the first (1st) paragraph of this Agreement.

Louisville.  Louisville has the meaning specified in the first (1st) paragraph of this Agreement.

Major Change.  Major Change has the meaning specified in Article 17.4.2.

Minimum Generation.  Minimum Generation means (i) the level of generation below which Trimble County Unit 2 cannot operate in a stable manner without stabilization fuel while in compliance with the standard of conduct established in Article 20.24, (ii) such greater level as may be appropriate from time to time consistent with the standard of conduct established in Article 20.24 (e.g., for required or recommended testing, etc.), or (iii) during the ramp from synchronization to the level described in clause (i) and any ramp up to the level described in clause (ii), the actual level of generation from time to time during the ramp.

NERC.  North American Electric Reliability Council.

Net Electric Generating Capacity.  The maximum continuous ability to produce electric energy that Trimble County Unit 2 can be ramped up to at any particular time, less Auxiliary Power, taking into account all relevant conditions and factors affecting or limiting the capability of the unit to produce electric power at such time, including availability and quality of fuel, any mechanical or other defects, breakdowns, malfunctions, and environmental and permit limitations then existing.

Net Normal Operating Capacity.  The amount, measured in kilowatts, designated from time to time by the Coordination Committee as the steady hourly output, less Auxiliary Power, which Trimble County Unit 2 can produce under normal, day-to-day conditions of unit operations that allow reliable long-term operation, adjusted due to seasonal variations in ambient temperature, condensing water availability and/or temperature and other factors that vary seasonally.

Net Seasonal Capacity.  The capacity of Trimble County Unit 2 as determined according to testing criteria defined in the East Central Area Reliability Coordination Agreement’s Document No. 4 entitled, “Criteria and Method for the Uniform Rating of Generating Equipment” or any successor document.

Non-Defaulting Parties.  Non-Defaulting Parties has the meaning specified in Article 19.1.

O&M.  O&M has the meaning specified in Article 17.4.4.

Offered Interest.  Offered Interest has the meaning specified in Article 14.2.

Operating Work.  All engineering, contract preparation or contract negotiation, purchasing, repair, supervision, recruitment, training, expediting, inspection, accounting, testing, protection, operating, management, maintenance, and all other work and activities associated with operating the Trimble County Unit 2 Project that are not included in Development Work or Construction Work, but excluding all work on any Incremental Capital Assets.

Ownership Interest.  The interests of a Party in the Trimble County Unit 2 Project.

Party or Parties.  Party or Parties has the meaning specified in the first (1st) paragraph of this Agreement.

Percentage.  Each Party’s Percentage is a percentage equal to that Party’s percentage ownership interest in Trimble County Unit 2 and the Trimble County Unit 2 Site.

Person.  Any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.

Plant Subjects.  Plant Subjects has the meaning specified in Article 18.2.

Ramping Request.  A Request by a Party with respect to a period of time for an amount of that Party’s Electric Capacity Entitlement that is greater than or less than that Requested by that Party for the immediately preceding period of time.

Refund Amount.  Refund Amount has the meaning specified in Article 6.5.6.

Return Notice.  Return Notice has the meaning specified in Article 14.2.

Request, Requested or Requesting.  The act of requesting the use of Electric Capacity Entitlement by Scheduling or Dispatching in accordance with the terms of this Agreement.

Schedule, Scheduled or Scheduling.  The act of requesting, in accordance with the terms and conditions of this Agreement, the use of a fixed megawatt amount of Electric Capacity Entitlement in each hour.  The megawatt amount that is Scheduled may vary from hour to hour in accordance with Article 7.

SEC.  United States Securities and Exchange Commission.

Taxes.  Taxes has the meaning specified in Article 12.1.

Transaction Documents.  Those documents referenced in Article 6.2.4.

Transferring Party.  Transferring Party has the meaning specified in Article 14.2.

Transmission Service Arrangement.  Transmission Service Arrangement means the respective agreement or arrangement between each Party and the Applicable Transmission Provider for the transmission of its Electric Capacity Entitlement to such Party’s points of delivery.

Trimble County General Plant Facilities.  Facilities on the Trimble County Site identified in Appendix B that are necessary for use by IMPA and IMEA with respect to their respective Ownership Interest, for which IMPA and IMEA shall each be granted a non-exclusive license pursuant to Article 6.2.3.

Trimble County Plant.  The generating and ancillary facilities at a site along the Ohio River at river mile 571.4 at Wises Landing in Trimble County, Kentucky, which include Trimble County Unit 1, the Trimble County General Plant Facilities (as defined in the Unit 1 Participation Agreements) and other generating facilities located thereon; and will include Trimble County Unit 2, the Trimble County General Plant Facilities and other generating facilities to be constructed on the site in the future.

Trimble County Site.  Certain land, consisting of approximately 2,200 acres, and certain rights in land owned by Louisville, including:

(i)                                     that portion of the land underlying Trimble County Unit 1 in which undivided interests were conveyed to IMPA and IMEA under the Unit 1 Participation Agreements (the “Trimble County Unit 1 Site”), respectively; and

(ii)                                  Trimble County Unit 2 Site.

Trimble County Unit 1.  Trimble County Unit 1 has the meaning specified in the fourth (4th) Whereas clause of this Agreement.

Trimble County Unit 1 Site.  Trimble County Unit 1 Site has the meaning specified in clause (i) of the definition of Trimble County Site.

Trimble County Unit 2.  The nominal seven hundred fifty (750) net megawatt coal-fired unit expected to be located at the Trimble County Site as more particularly described in Appendix A, as supplemented from time to time by the Parties.

Trimble County Unit 2 Project.  The Trimble County Unit 2 Project shall consist of Trimble County Unit 2, Trimble County General Plant Facilities and the Trimble County Unit 2 Site.

Trimble County Unit 2 Site.  Trimble County Unit 2 Site has the meaning specified in Article 6.2.2.

Uniform System of Accounts.  The FERC’s “Uniform System of Accounts Prescribed for Public Utilities and Licensees (Class A and Class B),” in effect as of the Execution Date, as such Uniform System of Accounts may be modified from time to time.  References in this Agreement to any specific account number shall mean the account number in effect as of the Execution Date or to any successor account.

Unit 1 Participation Agreements.  Unit 1 Participation Agreements has the meaning specified in the sixth (6th) Whereas clause of this Agreement.

VSCC.  Virginia State Corporation Commission.

Withdrawal Event.  Withdrawal Event has the following meaning as it applies to the specified Parties:  with respect to the Companies, an Event of Default that is the responsibility of the Companies has occurred and is continuing, any applicable cure period associated with such Event of Default has expired, and such Event of Default has resulted or will result in the cancellation, termination, or suspension of the construction of Trimble County Unit 2 for a period of at least ninety (90) calendar days.  With respect to IMPA or IMEA, an Event of Default has occurred and is continuing for failure to make a payment of Construction Costs (or the supervisory fee thereon) otherwise due and owing hereunder and any applicable cure period associated with such Event of Default has expired.

Withholding Party.  Withholding Party has the meaning specified in Section 18.4.

Work.  All necessary or desirable work, services, equipment, materials and supplies arising out of or in connection with the development or completion of the Trimble County Unit 2 Project, its integration into the Trimble County Plant, and its interconnection with the Louisville 345 kV system at the Trimble County Plant switchyard as determined in accordance with the Interconnection and Operating Agreement, including site preparation, acquisition of interconnection transmission right-of-way, design, engineering, permitting, procurement, construction, training, start-up, commissioning, testing, management, administration, expediting, inspecting and other services, all items, materials (including, all water, utilities, chemicals, reactants, lubricating and fuel oils and other consumables), and equipment whether or not such items, services, materials, or equipment are expressly specified herein, as recorded in the accounting records for the Trimble County Unit 2 Project under the Uniform System of Accounts.  Work shall include work, services, items, materials or equipment provided or undertaken directly by one or both of the Companies or their Affiliates or performed under contracts, including the preparation, negotiation, and administration of such contracts, and shall include and the services of consultants, experts and attorneys in connection therewith.  Work shall not include any efforts or expenses made or incurred by a Party to negotiate this Agreement, obtain the approval of Boards of Directors, Boards of Commissioners, members, parent companies or any of their Affiliates in planning for or in anticipation of participation in the Trimble County Unit 2 Project as well as any Commission Approvals.  Notwithstanding the foregoing, work related to obtaining a siting permit for Trimble County Unit 2 whether such permit is part of the process of obtaining the CCNs or any other permit or approval of the KPSC shall constitute part of the Work.

1.2                                 Rules of Interpretation.

(i)                                     The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

(ii)                                  The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(iii)                               Any agreement, instrument or Applicable Law defined or referred herein means such agreement or instrument or Applicable Law as from time to time amended, modified, or replaced, restated or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of a comparable successor Applicable Law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(iv)                              References to a Person are also deemed to include references to its successors and assigns permitted by Article 14 or Article 15.

(v)                                 Any term defined above by reference to any agreement, instrument or Applicable Law has such meaning whether or not such agreement, instrument or Applicable Law is in effect.

(vi)                              “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto.  References in an instrument to “Article,” “Section,” “Subsection” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an attachment to such agreement or instrument.  All references to exhibits or appendices in any agreement or instrument are to exhibits or appendices attached to such instrument or agreement.

(vii)                           The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(viii)                        “Shall” and “will” have equal force and effect.

ARTICLE 2.
OWNERSHIP

2.1                                 Ownership.

Trimble County Unit 2 shall be owned by the Parties as tenants in common.  The undivided ownership interest of each Party shall be free and clear of the lien of any indenture or mortgage, deed of trust, bond resolution, or other instrument (hereinafter called “indenture”) establishing a lien upon some or all of the property of the other Parties.  The Percentages of the Parties shall be:  the Companies, seventy-five percent (75.0%); IMPA, twelve and eighty-eight one hundredths percent (12.88%); and, IMEA twelve and twelve one-hundredths percent (12.12%), respectively.  On or before the tenth (10th) calendar day prior to the Construction Closing, the Companies will notify the other Parties in writing of the exact Percentages of Louisville and of Kentucky Utilities in Trimble County Unit 2.  Louisville shall retain ownership of the Trimble County General Plant Facilities as described in Appendix B attached hereto, provided, however, Louisville shall grant non-exclusive licenses to use such facilities in accordance with Article 6.2.3.  Louisville retains ownership of the Trimble County Site except for those portions of the Trimble County Site to be conveyed to IMPA, IMEA and Kentucky Utilities pursuant to Article 6.2.2, and except for that portion of the Trimble County Site previously conveyed to IMPA and IMEA pursuant to the Unit 1 Participation Agreements.

The Parties acknowledge that various items of property included in the Trimble County Unit 2 Project may be leased from time-to-time in lieu of purchasing such items.  Nothing in this Agreement shall preclude the Parties from leasing such items.  Such leased property shall be held by the Parties in an undivided leasehold as tenants in common.

2.2                                 Additional Generating Units.

The Companies shall have the sole and exclusive right to own, install, enlarge, modify and operate any generating unit or units other than Trimble County Unit 2, as well as any other facility, including necessary appurtenances thereto, on the Trimble County Site, provided, however, such other units or facilities shall not be so installed, enlarged, modified, and operated, as the case may be, as to unreasonably impair (economically or operationally) the operation of Trimble County Unit 2, and provided, further, that with respect to Trimble County Unit 1, the rights of Louisville, IMPA and IMEA shall be determined in accordance with the Unit 1 Participation Agreements.

2.3                                 Modification of Existing Property.

Subject to the approval of the Coordination Committee, and in accordance with the terms of this Agreement, the Companies shall have the right to use, enlarge, modify or relocate any facilities installed as a part of Trimble County Unit 2 or the Trimble County General Plant Facilities in connection with the installation, enlargement, modification, or operation, as the case may be, of such other unit or units or facilities described in Article 2.2, provided, however:

(i)                                     Such use, enlargement, modification, or relocation of Trimble County Unit 2 facilities or Trimble County General Plant Facilities shall not unreasonably impair (economically or operationally) the operation of Trimble County Unit 2; and

(ii)                                  The cost of such use, enlargement, modification or relocation of Trimble County Unit 2 facilities or Trimble County General Plant Facilities, in connection with such other unit or units or facilities, shall be borne by the Companies (except that if such use, enlargement, or relocation of Trimble County Unit 2 facilities or Trimble County General Plant Facilities is in connection with the installation, enlargement, modification of any additional unit or units or facilities that are owned or to be owned by the Parties in common, then the cost of such use, enlargement, modification, or relocation of said Trimble County Unit 2 facilities or Trimble County General Plant Facilities shall be shared by the Parties in proportion to their respective ownership interests in such additional unit or units or facilities), provided, however, that for the purposes of this Article 2.3(ii), subject to Article 14 or Article 15, and so long as Louisville and Kentucky Utilities are Affiliates, the Ownership Interest of Kentucky Utilities herein shall be deemed to be an interest of Louisville when assessing whether facilities are owned by the Parties in common; and

(iii)                               Such action shall not enlarge or diminish the respective Ownership Interests of the Parties in any part of the Trimble County Unit 2 Project; and

(iv)                              Such action shall not enlarge or diminish the Parties’ respective obligations to share in the costs of any part of the Trimble County Unit 2 Project; and

(v)                                 Where modification of existing property and rights requires revisions to existing documents setting forth the respective rights and interests of the Parties, or where new conveyances are required to properly effectuate the modifications to property and rights made hereunder, the Parties shall cooperate to promptly execute and deliver such documents.

ARTICLE 3.
DEVELOPMENT CLOSING

3.1                                 Development Closing.

The Development Closing shall occur simultaneously with the execution of this Agreement at such location and time as may be selected by the Parties, on such date as mutually agreed upon by the Parties.

3.2                                 Development Costs.

On April 1, 2004, IMPA and IMEA shall each pay to the Companies, in immediately available funds, their proportionate share of the sum (the “Deferred Development Costs”) of (i) the aggregate Development Costs (based on their respective Percentages) incurred by the Companies prior to such date, (ii) interest at the Agreed Rate computed from the date that each such Development Cost was Booked to April 1, 2004, and (iii) the supervisory fee thereon as described in Article 9.1.  Such sums shall be wired to a single account that is specified by the Companies not less than ten (10) calendar days prior to April 1, 2004.  The Parties agree that the aggregate amount of Development Costs incurred by the Companies to and until the last day of December 2003, is as set forth in Appendix D.  After the Development Closing, invoicing and payment of Development Costs shall be as provided in Article 9.1.

3.3                                 Deliveries of Louisville at the Development Closing.

Louisville shall deliver to IMPA, IMEA and Kentucky Utilities a title insurance commitment of Commonwealth Land Title Insurance Company, dated within ten (10) calendar days of the date of the Development Closing, with respect to that portion of the Trimble County Site on which Trimble County Unit 2 is likely to be constructed, which commitment shall be in form and substance satisfactory to each of IMPA and IMEA.

3.4                                 Effect of Development Closing on Article 15 Rights.

Upon execution of this Agreement, IMEA and IMPA each waive any rights it may have pursuant of Article 15 of the Unit 1 Participation Agreement to which it is a Party, subject to the reinstatement of such rights only to the extent expressly provided in this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

4.1                                 IMPA Representations and Warranties.

IMPA hereby represents and warrants to the Companies and IMEA as follows:

(i)                                     IMPA Organization.  IMPA is a body corporate and politic and a political subdivision of the State of Indiana, duly organized, validly existing and in good standing under the laws of the State of Indiana, has the full power, legal capacity, and authority to enter into this Agreement and related agreements, to carry out the transactions contemplated by this Agreement, and to carry on its business as it is now being conducted.  IMPA has delivered to the other Parties a true and complete copy of the Contract Creating the IMPA and its by-laws as amended to date.

(ii)                                  Authority Relative to This Agreement.  The execution, delivery, and performance by IMPA of this Agreement have been duly authorized by all necessary corporate action on the part of IMPA.  The execution, delivery, and performance by IMPA of this Agreement do not contravene any Applicable Law, applicable to IMPA or its properties, or the Contract Creating the IMPA or its by-laws and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which IMPA is a party or by which IMPA is bound, and this Agreement constitutes a legal, valid, and binding obligation of IMPA, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

(iii)                               Approvals and Consents.  Any consent or approval of, giving of notice to, registration with, or taking of any other action by any applicable Governmental Authority in connection with the execution, delivery, and performance of this Agreement by IMPA required to be obtained by IMPA on or before the date hereof have been obtained.

(iv)                              Legal Proceedings.  There is no materially adverse legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, or any order, decree, or judgment in progress, pending or in effect, or to the knowledge of IMPA threatened in writing against or relating to IMPA in connection with or relating to the transactions contemplated by this Agreement, and IMPA does not know or have any reason to be aware of any basis for the same.

4.2                                 Louisville Representations and Warranties.

Louisville hereby represents and warrants to IMPA, IMEA and Kentucky Utilities as follows:

(i)                                     Louisville Organization.  Louisville is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, and has corporate power to carry on its business as it is now being conducted and as it is contemplated to be conducted.  Louisville has delivered to the other Parties a true and complete copy of its articles of incorporation and by-laws as amended to date.

(ii)                                  Authority Relative to This Agreement.  The execution, delivery, and performance by Louisville of this Agreement have been duly authorized by all necessary corporate action on the part of Louisville, do not contravene any Applicable Law, applicable to Louisville or its properties, or the articles of incorporation or by-laws of Louisville and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Louisville is a party or by which Louisville is bound, and this Agreement constitutes a legal, valid, and binding obligation of Louisville, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

(iii)                               Approvals and Consents.  Any consent or approval of, giving of notice to, registration with, or taking of any other action by any applicable Governmental Authority in connection with the execution, delivery, and performance of this Agreement by Louisville required to be obtained by Louisville on or before the date hereof have been obtained.

(iv)                              Legal Proceedings.  There is no materially adverse legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, or any order, decree, or judgment in progress, pending or in effect, or to the knowledge of Louisville threatened in writing against or relating to Louisville in connection with or relating to the transactions contemplated by this Agreement, and Louisville does not know or have any reason to be aware of any basis for the same.

4.3                                 Kentucky Utilities Representations and Warranties.

Kentucky Utilities hereby represents and warrants to IMPA, IMEA and Louisville as follows:

(i)                                     Kentucky Utilities Organization.  Kentucky Utilities is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, and has corporate power to carry on its business as it is now being conducted and as it is contemplated to be conducted.  Kentucky Utilities has delivered to the other Parties a true and complete copy of its articles of incorporation and by-laws as amended to date.

(ii)                                  Authority Relative to This Agreement.  The execution, delivery, and performance by Kentucky Utilities of this Agreement have been duly authorized by all necessary corporate action on the part of Kentucky Utilities, do not contravene any Applicable Law, applicable to Kentucky Utilities or its properties, or the articles of incorporation or by-laws of Kentucky Utilities and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Kentucky Utilities is a party or by which Kentucky Utilities is bound, and this Agreement constitutes a legal, valid, and binding obligation of Kentucky Utilities, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

(iii)                               Approvals and Consents.  Any consent or approval of, giving of notice to, registration with, or taking of any other action by any applicable Governmental Authority in connection with the execution, delivery, and performance of this Agreement by Kentucky

Utilities required to be obtained by Kentucky Utilities on or before the date hereof have been obtained.

(iv)                              Legal Proceedings.  There is no materially adverse legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, or any order, decree, or judgment in progress, pending or in effect, or to the knowledge of Kentucky Utilities threatened in writing against or relating to Kentucky Utilities in connection with or relating to the transactions contemplated by this Agreement, and Kentucky Utilities does not know or have any reason to be aware of any basis for the same.

4.4                                 IMEA Representations and Warranties.

IMEA hereby represents and warrants to the Companies and IMPA as follows:

(i)                                     IMEA Organization.  IMEA is a body politic and corporate, municipal corporation and unit of local government of the State of Illinois duly organized and validly existing under the laws of the State of Illinois, and has full power, legal capacity and authority to enter into this Agreement and related agreements, to carry out the transactions contemplated by this Agreement, and to carry on its business as it is now being conducted.  IMEA has delivered to the other Parties a true and complete copy of its Agency Agreement and by-laws as amended to date.

(ii)                                  Authority Relative to This Agreement.  The execution, delivery, and performance by IMEA of this Agreement have been duly authorized by all necessary corporate action on the part of IMEA.  The execution, delivery, and performance by IMEA of this Agreement do not contravene any law, or any governmental rule, regulation, or order applicable to IMEA or its properties, or the Agency Agreement or by-laws of IMEA and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which IMEA is a party or by which IMEA is bound, and this Agreement constitutes a legal, valid, and binding obligation of IMEA, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

(iii)                               Approvals and Consents.  Any consent or approval of, giving of notice to, registration with, or taking of any other action by any applicable Governmental Authority in connection with the execution, delivery, and performance of this Agreement required to be obtained by IMEA on or before the date hereof have been obtained.

(iv)                              Legal Proceedings.  There is no materially adverse legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, or any order, decree, or judgment in progress, pending or in effect, or to the knowledge of IMEA threatened in writing against or relating to IMEA in connection with or relating to the transactions contemplated by this Agreement, and IMEA does not know or have any reason to be aware of any basis for the same.

ARTICLE 5.
DEVELOPMENT AND CONSTRUCTION

5.1                                 Responsibility for Development.

The Parties agree to jointly develop the Trimble County Unit 2 Project.  Trimble County Unit 2 is intended to consist of a single coal-fired steam-electric generating unit of a super-critical design and associated facilities with a Net Electric Generating Capacity of approximately seven hundred fifty (750) megawatts, generally as described in the “Trimble County Unit 2 Project Approach” prepared by Burns & McDonnell Engineering Company, dated September 30, 2002, as further described in Appendix A and Appendix B, and as further developed and refined during the Development Phase.  The Parties will use their respective Best Efforts to complete the Development Phase by December 1, 2005, subject to Article 6.5.

Subject to the provisions of Article 6.5, the Companies, as agent of the Parties, shall have the authority and obligation to manage, control, administer, enter into contracts, perform services and make all decisions necessary and appropriate for the performance of the Development Work.  The Companies shall discharge such obligations in accordance with the provisions of this Agreement, including the standard of conduct established in Article 20.24 and Article 17.  IMPA and IMEA do hereby appoint the Companies to be their attorneys-in-fact, which appointment is coupled with an interest, to act in their names, places and steads in the negotiation, execution and administration of contracts with Affiliates and non-Affiliates of the Companies in connection with the Development Work.  Such appointment shall not be revocable during the Development Phase.

5.2                                 Responsibility for Permits.

Except for Commission Approvals required to be obtained by IMEA or IMPA, the Companies shall be responsible for obtaining all environmental, land use and other licenses, permits and approvals for construction and operation of the Trimble County Unit 2 Project.  IMPA shall be responsible for obtaining any Commission Approvals or other approvals of Governmental Authorities applicable to its ownership or participation in the Trimble County Unit 2 Project or the execution, delivery and performance of this Agreement by IMPA.  IMEA shall be responsible for obtaining any Commission Approvals or other approvals of Governmental Authorities applicable to its ownership or participation in the Trimble County Unit 2 Project or the execution, delivery and performance of this Agreement by IMEA.

5.3                                 Development Schedule.

The Parties expect to complete the Development Phase of the Trimble County Unit 2 Project by December 31, 2005.  The Parties recognize that there are and will likely be uncertainties relating to the obtaining of necessary licenses, permits and approvals for the Trimble County Unit 2 Project, some of which are beyond the control of some or all of the Parties.  Notwithstanding such uncertainties, during the Development Phase, the Parties shall exercise their respective Best Efforts to seek and obtain according to the following milestone schedule, the joint and individual decisions, approvals and commitments necessary to achieve Construction Closing:

(i)                                     Agreement by each Party and the Applicable Transmission Provider of a Transmission Service Arrangement by July 1, 2004;

(ii)                                  Execution of the Interconnection and Operating Agreement with the Applicable Transmission Provider by December 1, 2003;

(iii)                               Decisions from applicable Governmental Authorities with respect to necessary Commission Approvals by July 1, 2005;

(iv)                              Receipt of final major environmental permits, not subject to appeal, rehearing or review by February 1, 2005;

(v)                                 Final authorization, including arrangements for project funding by each Party by November 1, 2005; and

(vi)                              Construction Closing by December 31, 2005.

5.4                                 Authorization to Construct.

At least thirty (30) calendar days prior to the conclusion of the Development Phase and the Construction Closing, the Parties, acting through the Coordination Committee, shall undertake consideration and issuance of the Authorization to Construct and determine whether or not to proceed to the Construction Closing.  The Parties currently expect to achieve a Commercial Operation Date between October 1, 2009, and March 1, 2010, which date range is subject to adjustment based on the facts and circumstances that arise during the Development Phase and the Construction Phase.

5.5                                 Responsibility for Construction.

The Companies, as agent for the Parties, shall have the authority and obligation to manage, control, administer, perform services and make all decisions necessary and appropriate for the supervision of the Construction Work, including the supervision of the design, procurement and construction of the Trimble County Unit 2 Project.  The Companies shall discharge such obligations in accordance with the provisions of this Agreement, including the standard of conduct established in Article 20.24 and Article 17.  The Companies, as agent of the Parties, shall be entitled to contract with one or more Persons (the “Construction Contractors”) for the performance of the Construction Work in a good and workmanlike manner and in all material respects in accordance with Applicable Laws.  IMPA and IMEA do hereby appoint the Companies to be their attorneys-in-fact, which appointment is coupled with an interest to act in their names, places and steads in the negotiation, execution and administration of the Construction Contracts and the performance of their other obligations in connection with the Construction Work.  Such appointment shall not be revocable during the Construction Phase.

5.6                                 Construction Schedule.

The Companies shall manage, administer and perform support services in aid of the construction effort in accordance with the standard of conduct established in Article 20.24, with the goal of achieving the expected Commercial Operation Date specified in the Authorization to Construct, within the Construction Budget, subject to Article 17.

ARTICLE 6.
CONSTRUCTION CLOSING AND WITHDRAWAL

6.1                                 Construction Closing.

The Construction Closing shall occur on or before December 31, 2005 (as such date may be extended by the decision of the Coordination Committee or otherwise in accordance with Article 21.1.2), subject to the right of each Party to withdraw in accordance with and subject to the provision of Article 6.5, or this Agreement shall terminate as provided in Article 21.  The Construction Closing shall occur on such date and at such location and time as the non-withdrawing Parties shall agree.

6.2                                 Closing Actions.

6.2.1                        Payment to Louisville.

At the Construction Closing, IMPA shall pay Louisville the sum of  twelve thousand eight hundred eighty dollars ($12,880), IMEA shall pay Louisville the sum of twelve thousand one hundred twenty dollars ($12,120), and Kentucky Utilities shall pay Louisville the sum calculated by multiplying one hundred thousand dollars ($100,000) by the Percentage of Kentucky Utilities, respectively, representing their proportionate share of the purchase price for the land and easements conveyed by Louisville pursuant to this Agreement.  Such payments shall be made to a single account that is specified by Louisville at least ten (10) calendar days prior to the Construction Closing.

6.2.2                        Conveyance of Real Property.

At the Construction Closing, Louisville shall sell and convey to IMPA and IMEA by general warranty deed, substantially in the form shown in Appendix E, an undivided ownership interest of twelve and eighty-eight one-hundredths percent (12.88%) and twelve and twelve one-hundredths percent (12.12%), respectively, in that portion of the real estate constituting the Trimble County Site underlying Trimble County Unit 2 (the “Trimble County Unit 2 Site”) to be held as tenants in common.  Prior to the Construction Closing, Louisville shall sell and convey to Kentucky Utilities by general warranty deed, substantially in the form shown in Appendix E, an undivided ownership interest in its Percentage of the Trimble County Unit 2 Site.  Upon such conveyances, the undivided percentage ownership interests of the Trimble County Unit 2 Site will be as follows:  the Companies — seventy-five percent (75.00%); IMPA — twelve and eighty-eight one-hundredths percent (12.88%); and IMEA — twelve and twelve one-hundredths percent (12.12%).

6.2.3                        Licenses and Easements.

Louisville shall grant to each IMPA, IMEA and Kentucky Utilities non-exclusive licenses, substantially in the form of Appendix C, to use the Trimble County General Plant Facilities and non-exclusive easements, substantially in the form of Appendix F, over that portion of the Trimble County Site owned by Louisville, as the Trimble County General Plant

Facilities and the Trimble County Site pertain to IMPA’s, IMEA’s and Kentucky Utilities’ ownership and use of Trimble County Unit 2.  IMPA, IMEA and Kentucky Utilities acknowledge that the Trimble County General Plant Facilities to be licensed hereunder are also subject to the pre-existing non-exclusive licenses to IMPA and IMEA to all or a part of such facilities delivered in accordance with the Unit 1 Participation Agreements.

6.2.4                        Transaction Documents.

At the Construction Closing, the Parties shall execute and/or deliver the documents to be executed by them as contemplated by or referenced in Articles 6.3 or 6.4, together with such other documents and instruments as the Coordination Committee unanimously determines are necessary or desirable to confirm completion of the Development Phase and to enable and allow the Parties to proceed with the Construction Phase and the completion of the Trimble County Unit 2 Project.

6.3                                 Conditions Precedent.

The following conditions constitute the conditions precedent to each Party’s participation in the Construction Closing.  If any such condition is not satisfied, each Party, in its sole discretion, is entitled to waive such condition with respect to its participation in the Construction Closing:

(i)                                     The Coordination Committee shall have issued the Authorization to Construct in accordance with Article 17.3(x).

(ii)                                  The Transaction Documents, including design, major, equipment and construction contracts are in substantially final form and have been approved by the Coordination Committee.

(iii)                               The Construction Budget and the Construction Schedule shall have been approved by the Coordination Committee.

(iv)                              The final major environmental permits for the construction of Trimble County Unit 2 have been duly issued, are in full force and effect and are not subject to appeal, reconsideration or review.

(v)                                 All other necessary regulatory approvals, including Commission Approvals, necessary for the execution, delivery and performance of this Agreement, land use approvals, and other licenses, permits and approvals for the construction of the Trimble County Unit 2 Project (other than those, which in light of the status of the project as of the date of the Construction Closing, are not yet required to have been obtained pursuant to Applicable Law and can be obtained without substantial difficulty, expense or delay) have been duly issued, are in full force and effect and are not subject to appeal, reconsideration or review.

(vi)                              The Interconnection and Operating Agreement is in full force and effect and one or more of the Companies, in the capacity as “Generator” thereunder, shall have assigned a portion of its or their rights and obligations to IMPA and IMEA, as appropriate, such that the “Generator” constitutes all of the Parties to this Agreement in accordance with the Parties’

respective Percentages.  IMPA and IMEA, as appropriate, also shall have assumed the assigned obligations under the Interconnection and Operating Agreement.

(vii)                           Each Party shall have tendered at the Construction Closing the documents, instruments and other items that it is required to deliver at the Construction Closing pursuant to Article 6.4, subject only to the delivery by the other Parties of the documents, instruments and other items that they are obligated to deliver at the Construction Closing pursuant to Article 6.4.

(viii)                        Each of the representations and warranties of Louisville, Kentucky Utilities, IMPA and IMEA, respectively, contained in Article 4 shall be true and correct as of the Construction Closing.

(ix)                                Each of the Parties shall have performed all obligations and complied with all covenants that are to be performed or complied with in all material respects necessary to be performed or complied with on or before the Construction Closing.

(x)                                   Each of the Parties shall have entered into their respective Transmission Service Arrangement with the Applicable Transmission Provider and such arrangement shall be in full force and effect.

(xi)                                Each of the Parties shall have tendered at the Construction Closing written evidence of the approval of its Board of Directors or Board of Commissioners, as applicable, to proceed with the Construction Closing and the transactions contemplated herein.

6.4                                 Deliveries at Construction Closing.

6.4.1                        Payment of Funds by IMPA.

The moneys required to be paid by IMPA to Louisville at the Construction Closing in accordance with Article 6.2.1 shall be paid in immediately available funds.

6.4.2                        Payment of Funds by IMEA.

The moneys required to be paid by IMEA to Louisville at the Construction Closing in accordance with Article 6.2.1 shall be paid in immediately available funds.

6.4.3                        Payment of Funds by Kentucky Utilities.

The moneys required to be paid by Kentucky Utilities at the Construction Closing in accordance with Article 6.2.1 shall be paid in immediately available funds.

6.4.4                        General Warranty Deeds.

Louisville shall deliver to IMPA, IMEA and Kentucky Utilities general warranty deeds in accordance with Article 6.2.2.

6.4.5                        Licenses to Trimble County General Plant Facilities.

Louisville shall deliver to IMPA, IMEA, and Kentucky Utilities licenses to use the Trimble County General Plant Facilities in accordance with Article 6.2.3.

6.4.6                        Non-Exclusive Easements of Trimble County Site.

Louisville shall deliver to IMPA, IMEA, and Kentucky Utilities non-exclusive easements over a portion of the Trimble County Site in accordance with Article 6.2.3.

6.4.7                        Reserved.

6.4.8                        Representations and Warranties.

Each Party shall deliver a certificate executed by an Authorized Person of such Party to each of the other Parties certifying that the representations and warranties of such Party as contained in Article 4 are true and correct as of the date of the Construction Closing.

6.4.9                        Conditions.

Each Party shall deliver a certificate executed by an Authorized Person of such Party to each of the other Parties certifying that all of the conditions to its obligations to the Construction Closing have been satisfied or waived.

6.4.10                  Release from Lien of Louisville’s Indenture.

Louisville shall furnish to each of IMPA, IMEA, and Kentucky Utilities a properly executed release of that portion of the real property being conveyed to IMPA, IMEA and Kentucky Utilities at the Construction Closing from the lien of any and all indentures (other than indentures created by IMPA, IMEA or Kentucky Utilities).

6.4.11                  Opinion of Counsel for Louisville.

Louisville shall furnish to IMPA, IMEA, and Kentucky Utilities an opinion of counsel for Louisville, which may include counsel employed directly by Louisville, and which counsel shall be satisfactory to the Parties, in form and substance satisfactory to the Parties, dated the date of the Construction Closing, to the effect that:

(i)                         Louisville is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement; and

(ii)                      The execution, delivery, and performance by Louisville of this Agreement have been duly authorized by all necessary corporate action on the part of Louisville, do not contravene any law, or any governmental rule, regulation, or order applicable to Louisville or its properties, or the articles of incorporation or by-laws of Louisville, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Louisville is a party or by which Louisville is bound; and

(iii)                   The documents executed by Louisville in connection with the Construction Closing have been duly authorized, executed, and delivered by Louisville; and

(iv)                  Any consent or approval of, giving of notice to, registration with or taking of any other action by, any Governmental Authority, including Commission Approvals, in connection with the execution, delivery, and performance of this Agreement required to be obtained by Louisville on or before the Construction Closing has been obtained; and

(v)                     There is no action, suit, or proceeding pending against Louisville that would materially adversely affect the ability of Louisville to perform its obligations under this Agreement.

6.4.12                  Opinion of Counsel for Kentucky Utilities.

Kentucky Utilities shall furnish to IMPA, IMEA, and Louisville an opinion of counsel for Kentucky Utilities, which may include counsel employed directly by Kentucky Utilities, and which counsel shall be satisfactory to the Parties, in form and substance satisfactory to the Parties, dated the date of the Construction Closing, to the effect that:

(i)                         Kentucky Utilities is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement; and

(ii)                      The execution, delivery, and performance by Kentucky Utilities of this Agreement has been duly authorized by all necessary corporate action on the part of Kentucky Utilities, do not contravene any law, or any governmental rule, regulation, or order applicable to Kentucky Utilities or its properties, or the articles of incorporation or by-laws of Kentucky Utilities, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Kentucky Utilities is a party or by which Kentucky Utilities is bound; and

(iii)                   The documents executed by Kentucky Utilities in connection with the Construction Closing have been duly authorized, executed, and delivered by Kentucky Utilities; and

(iv)                  Any consent or approval of, giving of notice to, registration with or taking of any other action by, any Governmental Authority, including Commission Approvals, in connection with the execution, delivery, and performance of this Agreement required to be obtained by Kentucky Utilities on or before the Construction Closing has been obtained.

(v)                     There is no action, suit, or proceeding pending against Kentucky Utilities that would materially adversely affect the ability of Kentucky Utilities to perform its obligations under this Agreement.

6.4.13                  Opinion of Counsel for IMPA.

IMPA shall furnish to the Companies and IMEA an opinion of counsel for IMPA, which may include counsel employed directly by IMPA, and which counsel shall be satisfactory to the Parties, in form and substance satisfactory to the Parties, dated the date of the Construction Closing, to the effect that:

(i)                         IMPA is a body corporate and politic and a political subdivision of the State of Indiana and has the corporate power, legal capacity, and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement; and

(ii)                      The execution, delivery, and performance by IMPA of this Agreement have been duly authorized by all necessary corporate action on the part of IMPA, do not contravene any law, or any governmental rule, regulation, or order, applicable to IMPA or its properties, or the Contract Creating the IMPA, or the by-laws of IMPA and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which IMPA is a party or by which IMPA is bound; and

(iii)                   This Agreement has been duly executed and delivered by IMPA and constitutes the legal, valid, and binding obligations of IMPA enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect; and

(iv)                  Any consent or approval of, giving of notice to, registration with, or taking of any other action by, any Governmental Authority, including Commission Approvals, in connection with the execution, delivery, and performance of this Agreement required to be obtained by IMPA on or before the Construction Closing has been obtained.

(v)                     There is no action, suit, or proceeding pending against IMPA that would materially adversely affect the ability of IMPA to perform its obligations under this Agreement.

6.4.14                  Opinion of Counsel for IMEA.

IMEA shall furnish to the Companies and IMPA an opinion of counsel for IMEA, which counsel shall be satisfactory to the Parties, in form and substance satisfactory to the Parties, dated the date of the Construction Closing to the effect that:

(i)                         IMEA is a body politic and corporate, municipal corporation and unit of local government of the State of Illinois and has the corporate power, legal capacity, and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement; and

(ii)                      The execution, delivery, and performance by IMEA of this Agreement have been duly authorized by all necessary corporate action on the part of IMEA, do not contravene any law, or any governmental rule, regulation, or order, applicable to IMEA or its properties, or the Agency Agreement, or the by-laws of IMEA and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which IMEA is a party or by which IMEA is bound; and

(iii)                   This Agreement has been duly executed and delivered by IMEA and constitutes the legal, valid, and binding obligations of IMEA enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect; and

(iv)                  Any consent or approval of, giving of notice to, registration with, or taking of any other action by, any Governmental Authority, including Commission Approvals, in connection with the execution, delivery, and performance of this Agreement required to be obtained by IMEA on or before the Construction Closing has been obtained.

(v)                     There is no action, suit, or proceeding pending against IMEA that would materially adversely affect the ability of IMEA to perform its obligations under this Agreement.

6.4.15                  Transaction Documents.

The Parties shall execute and deliver the Transaction Documents in accordance with Article 6.2.4.

6.4.16                  Title Commitment.

Louisville shall deliver to IMPA and IMEA a title insurance commitment of Commonwealth Land Title Insurance Company, dated within ten (10) calendar days prior to the date of the Construction Closing, with respect to the Trimble County Unit 2 Site which commitment shall be in form and substance (other than specific metes and bounds) similar to the title commitment delivered by Louisville as a condition of the Development Closing in all material respects.

6.4.17                  Property Taxes.

Louisville shall deliver to IMPA and IMEA evidence that it has paid all property taxes that are assessed on the real property conveyed to IMPA and IMEA (as applicable) hereunder, except for property taxes assessed but not yet payable by the time of the Construction Closing.

6.5                                 Withdrawal.

6.5.1                        Withdrawal Prior to Construction Closing.

If at any time, a Party determines that it will not participate in the Construction Closing, it shall give prompt written notice to the other Parties of its withdrawal from this Agreement, which notice shall specify the reasons for such withdrawal in reasonable detail.  Effective thirty (30) calendar days after giving such notice, the notifying Party shall cease to be a party to this Agreement.  Except as specifically provided herein, a Party that withdraws from this Agreement in accordance with this Article 6.5.1 shall remain liable for all of its obligations incurred hereunder prior to the date of withdrawal and shall not be entitled to a refund or return of any amounts paid or expended under this Agreement.  If either Louisville or Kentucky Utilities (but not both) gives notice of withdrawal under this Article 6.5.1 prior to the Construction Closing, the other shall automatically succeed to its withdrawing Affiliate’s Ownership Interest, assume the obligations related thereto and be entitled to exercise the rights of its withdrawing Affiliate hereunder.  Upon such withdrawal, the defined term “Companies” shall be deemed to refer only to such non-withdrawing Party.

6.5.2                        Withdrawal of IMPA or IMEA.

If, prior to the Construction Closing, either (but not both) IMPA or IMEA gives notice of its withdrawal in accordance with Article 6.5.1 above, the other Parties shall assume such Party’s

Ownership Interest in proportion to their respective Percentages immediately prior to such assumption.  A Party withdrawing under this Article 6.5.2 shall have no further liability to the other Parties on account of such withdrawal, provided, however, such Party shall remain liable for all of its obligations incurred prior to date of its withdrawal and provided, further, such Party shall not be entitled to a refund or return of any amounts paid or expended under this Agreement.  The rights of such withdrawing Party pursuant to Article 15 of the applicable Unit 1 Participation Agreement shall not be thereafter reinstated.

6.5.3                        Withdrawal by the Companies or IMPA and IMEA.

If, on or prior to the Construction Closing, Louisville and Kentucky Utilities shall give notice of withdrawal in accordance with Article 6.5.1, then upon receipt of notice by the remaining Parties, this Agreement shall terminate in accordance with Article 6.5.6 or 21.1.3, as appropriate.  If, on or prior to the Construction Closing, IMPA and IMEA give notice of withdrawal in accordance with Article 6.5.1, then upon receipt of notice by the remaining Parties, this Agreement shall terminate in accordance with Article 21.1.4.

6.5.4                        No Withdrawal During Construction Phase.

No Party shall cause a Withdrawal Event to occur during the Construction Phase, provided, however, a Party may transfer its Ownership Interest during the Construction Phase on the following conditions:  If any Party (for purposes of this Article 6.5.4, a “Withdrawing Party”) shall desire to withdraw from this Agreement after the Construction Closing but prior to the Commercial Operation Date:  (i) the Withdrawing Party shall use its Best Efforts to expeditiously transfer its Ownership Interest to one or more third parties pursuant to the terms and conditions of Article 14.2; (ii) the Parties will continue the construction of Trimble County Unit 2 in an expeditious manner, and will otherwise continue to perform their respective obligations under this Agreement; (iii) the Withdrawing Party shall remain responsible for its proportionate share of all Construction Costs (and the supervisory fee thereon, as applicable) pursuant to this Agreement until the transfer of its Ownership Interest has been completed; and (iv) any costs incurred by the Withdrawing Party in connection with the transfer of its Ownership Interest shall be borne solely by the Withdrawing Party.

6.5.5                        Breach by IMPA or IMEA During the Construction Phase.

The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages that would be incurred if, during the Construction Phase, a Withdrawal Event occurs with respect to IMPA or IMEA.  Upon receipt of written notice by the Companies, as the exclusive remedy of the Companies for breach of Article 6.5.4 by IMPA or IMEA, all rights of the non-paying Party hereunder shall terminate and the non-paying Party shall transfer all of its right, title and interest in and to the Trimble County Unit 2 Project (free and clear of all liens, security interests, charges, claims and other encumbrances) to the remaining Parties in proportion to their respective Percentages.  The Parties agree to promptly undertake any and all reasonable actions, including the execution, delivery and filing of appropriate instruments, to effect the transactions contemplated by this Article 6.5.5.

Upon the conclusion of the Construction Work, the Companies shall determine the actual per kilowatt cost of the Trimble County Unit 2 Project.  In consideration of the transfer of all of its right, title and interest in and to the Trimble County Unit 2 Project (free and clear of all liens, security interests, charges, claims and other encumbrances) to the other Parties in proportion to their respective Percentages and in full and complete settlement and release of all claims, causes of action, liabilities, damages or expenses of the other Parties, direct or indirect, known or unknown, that such other Parties have or may have in the future against the non-paying Party arising out of such non-payment, the other Parties, as liquidated damages and not as a penalty, will pay to the non-paying Party an amount determined by the formula set forth below.  The amount to be paid by the paying Parties shall be in proportion to their respective Percentages.

X ÷Y = Z

A ÷ Z = N

N x $1000/kilowatt = P

where:

X =  Aggregate Development Costs and Construction Costs (plus the supervisory fees paid thereon) paid by all Parties to complete the Trimble County Unit 2 Project

Y =  Actual Net Normal Operating Capacity of Trimble County Unit 2, adjusted to 59°F on the Commercial Operation Date, measured in kilowatts

Z =  Actual per kilowatt Development Costs and Construction Costs (plus the supervisory fees thereon) of the Trimble County Unit 2 Project

A =  Aggregate Development Costs and Construction Costs (plus the supervisory fees paid thereon) actually paid by the non-Paying Party

N =  The number of kilowatts actually paid for by the non-paying Party

P =   Payment to non-paying Party

6.5.6                        CCNs Not Filed.

If the Companies (i) do not file petitions for the CCNs on or prior to December 31, 2004, or (ii) file petitions for the CCNs but exercise their rights to withdraw pursuant to Article 6.5.1 on or prior to the date that is one hundred eighty (180) days after the Filing Date, this Agreement shall terminate on the date of such withdrawal or December 31, 2004, if the Filing Date has not occurred, and no Party shall have any further liability, each to the other, on account of such termination, provided, however, the Companies shall refund to each of IMPA and IMEA an amount equal to the sum of Development Costs, the supervisory fee thereon and interest on the Deferred Development Costs paid by such Party to the Companies (the “Refund Amount”).  Upon such termination, the respective rights of each of IMPA and IMEA pursuant to Article 15 of the Unit 1 Participation Agreement to which it is a party shall be reinstated.

ARTICLE 7.
OPERATING ARRANGEMENTS

7.1                                 Authority for Operation and Management.

From and after the Commercial Operation Date and subject to the provisions of Article 17, the Companies shall have the sole obligation and authority to manage, control, maintain (including adding Incremental Capital Assets in accordance with Article 17.4.3) and operate the Trimble County Unit 2 Project, as agent for the Parties, giving due consideration to each Party’s respective interest of which the Companies are aware, and the Companies shall take all steps that they deem necessary or appropriate for that purpose.  The Companies shall discharge such obligation and authority in accordance with the standard of conduct established in Article 20.24 and the other provisions of this Agreement.  IMPA and IMEA do hereby appoint the Companies to be their attorney-in-fact for such purposes, which appointment is coupled with an interest, to act in their names, places and steads, and which appointment shall not be revocable during the term of this Agreement.  The Companies may not assign their obligation or authority to manage, control, maintain and operate the Trimble County Unit 2 Project without prior written consent of the Parties, which consent shall not be unreasonably withheld.

7.2                                 Electric Capacity Entitlements.

Each Party’s Electric Capacity Entitlement at any one time shall be the Net Electric Generating Capacity at that time multiplied by that Party’s Percentage.  The Net Electric Generating Capacity shall not exceed the applicable Net Normal Operating Capacity except under criteria established by the Coordination Committee.  The Companies shall declare the Net Seasonal Capacity of Trimble County Unit 2 twice annually.

The Parties shall each be entitled to take up to their respective Electric Capacity Entitlement through Scheduled or Dispatched transactions in accordance with the standard of conduct established in Article 20.24.

Electric Capacity Entitlements and Energy Allocations shall begin at the Commercial Operation Date and continue until Trimble County Unit 2 ceases to be used for the generation of electric energy and is permanently retired from service.

7.3                                 Scheduling and Dispatching of Electric Generation.

When Trimble County Unit 2 is Available, each Party shall have the right, in its sole discretion, to Schedule or Dispatch in accordance with provisions of this Agreement all or any part of its Electric Capacity Entitlement, provided, however, throughout all periods when Trimble County Unit 2 is being operated, each Party shall Schedule or Dispatch no less than its share of Minimum Generation from time to time.  Each Party’s share of Minimum Generation shall be that Party’s Percentage of Minimum Generation, provided, however, if one or more Parties have Scheduled or Dispatched for any one time in excess of their share of Minimum Generation, the other Parties share of Minimum Generation for that time will be reduced by the amount of such excess allocated among them in proportion to their Percentages.  If any Party fails to take its entire share of Minimum Generation, that Party will be responsible for all attendant costs and losses and the Companies may take appropriate corrective actions consistent with the standard of conduct established in Article 20.24.  If Trimble County Unit 2 is off line, but Available, the Companies shall cause Trimble County Unit 2 to start up and commence operating at the Request of any Party at any time.

The energy Scheduled or Dispatched by a Party with respect to any hour represents that Party’s requested energy delivery for that hour.  Except to the extent otherwise provided in the following paragraph regarding ramping, each Party will be allocated (its “Energy Allocation”) the actual Trimble County Unit 2 production (net of Auxiliary Power) pro rated to each Party in proportion to the amount of energy they each Requested for that hour.  The Requested energy delivery per hour and the current Energy Allocation per hour will be used every five (5) minutes to forecast each Party’s Energy Allocation for the hour.  Each Party will be provided the current forecast of its hourly Energy Allocation approximately every five (5) minutes through electronic means at such Party’s request and cost.

No Party may at any time submit a Ramping Request for a ramp rate greater than that Party’s Percentage of the then Expected Ramp Rate Capability.  If at any time for any reason Trimble County Unit 2 is unable to produce the aggregate ramp rate required to fulfill two or more Parties’ overlapping Ramping Requests, the then actual ramping capability of Trimble County Unit 2 will be allocated among such Parties in proportion to their respective Percentages, with no Party being thereby allocated a greater ramp rate than it Requested.  The ramping as provided by this paragraph will be reflected in the integrated Energy Allocation to each Party during ramping.

7.3.1                        Submittal of Schedules.

Unless and until it has elected to Dispatch pursuant to Article 7.3.4 by written notice to the Companies, each Party shall Schedule with the Companies’ generation dispatch staff the amount of electric energy to be delivered for each hour of each day.  The Schedule for each day shall be submitted prior to 12:00 noon E.S.T. of the day prior to that day (or if the day prior is a Saturday, Sunday or holiday recognized by the Companies, the last normal work day prior to the weekend and/or holiday) (or at such other time as is required or permitted by prevailing industry practices applicable to the Companies at the time such Schedule is made).  The Scheduling Party may change Schedules at any time after the deadline for submitting such Schedule only with the mutual consent of the Companies, which consent shall not be unreasonably withheld.

The Companies will endeavor to provide the Parties by telephonic, electronic or other means notice of any non-outage related occurrence expected to cause Trimble County Unit 2 to over or under produce more than ten (10) MWh integrated over any one (1) hour as soon as reasonably practicable after they become aware of such expected change.    IMEA and IMPA may contact the Companies’ designated contact person at any time for an update on unit conditions and expected changes in unit conditions.

7.3.2                        Scheduling Procedures.  Each Party shall be entitled to Schedule, in accordance with Article 7.3.1, up to the Net Normal Operating Capacity multiplied by its Percentage (with the result of that product rounded to the nearest whole applicable increment) in any hour, provided that, except as mutually agreed by the Parties, the change in any Party’s Schedule from hour to hour shall not exceed such Party’s Percentage of the Expected Ramp Rate Capability over the applicable ramping period.  Each Scheduling Party will be liable pursuant to Article

7.3.3 for any energy imbalance services required as a result of (i) the portion of the actual ramp rate of Trimble County Unit 2 allocated to the Scheduling Party being different than the ramp rate Requested by the Scheduling Party and (ii) the Energy Allocation for that Scheduling Party being different from the energy Scheduled by that Scheduling Party.  A Scheduling Party may Schedule a ramp greater than its Percentage of the Expected Ramp Rate Capability if it has reached an agreement with the Companies to provide any necessary greater ramp rate and energy from the Companies’ system.  The availability and price of system ramping and energy will be determined at the sole discretion of the Companies and established by agreement between the Companies and the applicable Party prior to the Schedule change.

All Schedules shall be in increments of whole megawatts unless applicable industry rules permit smaller increments and may in no event exceed a Party’s Electric Capacity Entitlement.  Schedules shall show the requested output for each hour of the Schedule period, the beginning and end times of any required ramping and the requested ramp rate.

7.3.3                        Utilization of Electric Capacity Entitlement and Companies’ System Power.

No Party will deliberately (i) utilize more than its Electric Capacity Entitlement or any portion of another Party’s Energy Allocation or (ii) fail to take all of its Energy Allocation.  Parties will be required to change Schedules on an hourly basis after reserve-sharing energy is utilized within industry scheduling standards, or to change Dispatch signals in real-time to comply with this requirement.  Notwithstanding the preceding sentence, the Parties recognize that variations in the real time operations of Trimble County Unit 2 may result in unplanned variances between a Party’s Energy Allocation and the amount of energy Requested by that Party.  Such variances and the resulting inadvertent utilization by a Party of more or less electric energy on an integrated hourly basis than its Energy Allocation (the Party’s “energy imbalance”) will be rounded to the nearest whole megawatt hour (or such smaller increment that becomes customary in the industry ) and then will be treated as follows:

(x)                                   For that portion of a Party’s energy imbalance that is within a deviation band of +/- 1.5% (or +/-2MW, if greater) of the Party’s Requested energy that hour (the “deviation band”), the amounts will be recorded and aggregated over each calendar month.  At the end of the month, the Companies and the Party will negotiate in good faith to eliminate any net balance for that month by in kind transfers of energy during the following thirty (30) days.  For any net balance not so eliminated by in-kind transfers within thirty (30) days, the Party will purchase or sell such energy from or to the Companies.  The price for such energy sold to the Companies will be ninety percent (90%) of the Companies’ average system lambda (based on fuel cost only) for the hours in the applicable month during which the Party inadvertently utilized less than its Energy Allocation.  The price for such energy purchased from the Companies will be the greater of (a) $100.00 per megawatt-hour, or (b) the Companies’ average actual incremental cost to supply that amount of energy for the hours in the applicable month during which the Party inadvertently utilized more than its Energy Allocation.

(y)                                 For that portion of a Party’s energy imbalance that is outside the deviation band for that hour, that Party will purchase or sell such energy from or to the Companies.  The price for such energy sold to the Companies will be ninety percent (90%) of the Companies’ system lambda (based on fuel cost only) for that hour.  The price for such energy purchased from the

Companies will be the greater of (a) $100.00 per megawatt-hour, or (b) the Companies actual incremental cost to supply such energy that hour.

(z)                                   Each Party will remain responsible for all costs associated with the production of its Energy Allocation.

7.3.4                        Dispatching Procedures.

Any Party that elects to Dispatch its Electric Capacity Entitlement shall install and maintain (or otherwise obtain the necessary access and use of) the necessary generation control hardware and software that interfaces with the Companies’ generation control system at its own expense to implement such Dispatch.  At the request of IMEA or IMPA, the Companies will provide IMEA or IMPA with a not-to-exceed price from a vendor that is not an Affiliate of the Companies to accommodate IMEA’s or IMPA’s interfaces with the Companies’ generation control system.  At the completion of the installation, IMEA or IMPA, as applicable, will reimburse the Companies for the actual charges imposed by the vendor.  The Parties will agree in advance to the cost allocation of any future costs required to modify, upgrade or maintain the dispatch capability of Trimble County Unit 2 associated with the Companies’ generation control system.

A Dispatching Party shall be entitled to Dispatch up to its Electric Capacity Entitlement.  Each Party that is Dispatching its Electric Capacity Entitlement will have the right to change its desired output of its portion of Trimble County Unit 2 at any time, subject to the allocation of the unit’s ramping capability as provided in Article 7.3.  Real-time Dispatch shall be executed within the accuracy of the Companies’ generation control system. The real-time Dispatch signal from a Party will be integrated over each hour to determine the Requested energy delivery for that hour.  In the event of a failure of any Party’s generation control system to control the output of Trimble County Unit 2, Dispatching for the affected Party or Parties will be accomplished manually by the Parties coordinating the desired energy to be Dispatched through a contact person designated by the Companies for such purpose.

7.3.5                        Ancillary Services.

For Dispatching purposes, the Parties shall share in the Attributes of Trimble County Unit 2 in proportion to their respective Percentages as follows:

(i)                                     Regulation.  Any Party that is Dispatching its Electric Capacity Entitlement may use such Dispatching provisions to provide, through Trimble County Unit 2, a reasonable degree of regulation services for its system through appropriate use of automatic real-time generation control equipment normally expected of control areas (including generation only control areas) or load balancing authorities as defined by the North American Electric Reliability Council (“NERC”) or other industry standard setting bodies.  If the Dispatching activities of any of the Parties is found to have an adverse impact on the performance of Trimble County Unit 2 by causing extreme ramping up or down of the output of the generator, the Coordination Committee will address the issue at the request of any Party and establish guidelines for appropriate load following behavior by all Parties.

(ii)                                  Operating Reserves.  When Trimble County Unit 2 is on line, any Party that is Dispatching may designate the difference between its Electric Capacity Entitlement and the amount of such Electric Capacity Entitlement that it is currently Dispatching as operating reserves to any industry entity that is obligated or permitted to monitor or require such reserves.

(iii)                               Var Output.  Each Party shall be entitled to its Percentage of the var capability of Trimble County Unit 2 and may utilize such vars itself or sell them to other entities, including the other Parties.  The Coordination Committee will establish the procedures for requesting vars and having such requests fulfilled, which procedures shall be comparable to those set forth in this Agreement for Electric Capacity Entitlement.  No Party will be obligated to buy vars from another Party.  No Party will utilize another Party’s var capability without the other Parties’ permission.  If industry practices permit, each Party may sell varhours to other entities.  If the Companies are compensated for providing var support with respect to IMPA’s and IMEA’s use of Trimble County Unit 2, the vars used to provide such support will be deemed to be IMEA’s and IMPA’s and the Companies will pass through such compensation to IMEA and IMPA as applicable.

(iv)                              Other Ancillary Services.  If, through changes in industry practices or otherwise, additional services can be derived or are required from Trimble County Unit 2, such services will be shared among the Parties in proportion to their respective Percentages.

7.3.6                        Holidays.

Prior to each calendar year, the Companies shall notify the Parties of the holidays to be recognized by the Companies for that year.  In the event the Companies fail to provide such notice, the holidays shall be the same as for the prior year.

7.3.7                        Records.

The Companies shall maintain records adequate to determine each Party’s energy utilization per hour.

7.3.8                        Outage Schedules.

The Companies shall submit to the Parties, as far in advance as practicable, schedules showing the expected start date and time (“Start”) and duration for planned outages of Trimble County Unit 2.  The Companies will adjust such plans to accommodate any Party’s request, where such adjustment would not harm any other Party and where, in the Companies’ sole judgment, it is practicable to do so in accordance with the standard of conduct established in Article 20.24.  The Companies shall seek the unanimous approval of the other Parties to change the Start of planned outages once the outage plan has been submitted by the Companies and accepted by the other Parties, provided, however, if such approval is not granted, the Companies shall have the right to change the Start of planned outages up to (and including) forty-five (45) days before then planned Start.  The Companies may change the Start of planned outages less than forty-five (45) days before the then scheduled Start only if they receive the unanimous consent of the other Parties (which consent shall not be unreasonably withheld) or if such change is required for protection of the Trimble County Unit 2 Project or the electric system for reasons consistent with the standard of conduct established in Article 20.24.

For maintenance outages (and unplanned postponed outages, if possible), the Companies shall not change the Start within 48 hours prior to the then planned Start without the unanimous consent of the other Parties (which consent shall not be unreasonably withheld) unless such change is required for protection of the Trimble County Unit 2 Project or the electric system for reasons consistent with the standard of conduct established in Article 20.24.  Should any of the Parties desire a schedule for maintenance outages (or unplanned postponed outages, if possible) that the Companies believe is impracticable or which another Party believes is injurious to it, any Party shall be entitled to submit the scheduling issue to the Coordination Committee for resolution provided that adequate time (at least 48 hours) is available to convene the Coordination Committee and resolve the conflict.  The terms, “planned,” “maintenance” and “unplanned postponed,” when used to describe outages, are intended to have the meanings ascribed to them by the NERC Generation Availability Data System.

7.4                                 Pre-Commercial Energy.

Any net electric energy output from Trimble County Unit 2 prior to the Commercial Operation Date shall be classified as pre-commercial energy.  Each Party shall be liable for and pay its Percentage of all costs associated with such energy production including fuel and reactant costs and any automatic reserve sharing or other similar charges imposed on the Companies as a result of fluctuations in the energy produced by Trimble County Unit 2.  Each Party shall also take and dispose of its Percentage of all pre-commercial energy and will be liable for applicable energy imbalance charges should it fail to do so; provided, IMEA and IMPA shall each have the option (which option may only be exercised by giving the Companies notice at least ninety (90) days prior to the first scheduled production of pre-commercial energy by Trimble County Unit 2) to sell all of its Percentage of such energy to the Companies at a price each month per megawatt hour equal to the average cost that month of fuel and reactant used to produce a megawatt hour of electric energy at Trimble County Unit 1.

7.5                                 Operations Management.

7.5.1                        Administration of Operating Work and Incremental Capital Assets.

The Companies shall perform all work, or execute and enforce (including any renegotiation and settlement of) all contracts, contractual obligations and arrangements for Operating Work and Incremental Capital Assets, including any and all warranties on equipment, facilities, materials, and services furnished pursuant to any such contracts.  Warranties claims and other claims arising under this Article shall be administered in accordance with the provisions of Articles 7.5.6 and 7.5.7.

7.5.2                        Purchasing Necessary Goods and Services.

The Companies shall purchase and procure, through and from any source they may select, the equipment, apparatus, machinery, tools, services, materials and supplies, and spare parts necessary for the performance of Operating Work or as Incremental Capital Assets.

7.5.3                        Procurement of Fuel.

At all times, the Companies shall maintain an adequate supply of fuel in accordance with the standard of conduct established in Article 20.24.  At any time when the Companies determine to enter into fuel procurement negotiations for all or any part of the fuel requirements of Trimble County Unit 2, the Companies shall notify the other Parties in a reasonable and timely manner specifying the characteristics of the fuel being sought and the schedule for procurement.  During the Companies’ Trimble County Unit 2 fuel procurement negotiations, if IMPA or IMEA notify the Companies in a reasonable and timely manner and in accordance with the proposed procurement schedule, of alternative fuel supplies with equivalent or better quantities, quality, delivered cost, and/or other factors that affect Trimble County Unit 2 operation such that overall costs and reliability of Trimble County Unit 2 are improved, then such alternate supplies shall be considered by the Companies, in good faith, for Trimble County Unit 2 fuel procurement.  No such alternative fuel supplies shall be selected unless the alternative fuel supplies meet or exceed the fuel specifications for Trimble County Unit 2 as defined by the Companies and the delivered cost of the alternative fuels results in a decrease in total fuel cost for Trimble County Unit 2.

7.5.4                        Expenditure of Funds.

The Companies shall expend funds in accordance with the terms and conditions of this Agreement.

7.5.5                        Insurance.

The Companies shall arrange for the placement and maintenance of insurance, as provided in Article 13.

7.5.6                        Enforcement of Claims.

During the term of this Agreement, the Companies shall have the obligation to investigate, present and prosecute known claims with respect to the Trimble County Unit 2 Project, including claims against insurers and indemnitors providing insurance or indemnities with respect to any loss of or damage to any property of the Trimble County Unit 2 Project, or any interest of the Parties pertaining thereto, and with respect to any liability of the Parties covered by insurance or an indemnity agreement.  To the extent that such loss, damage, or liability is not covered by insurance or by an indemnity agreement, the Companies shall present and prosecute claims therefor against any Persons who may be liable therefor, provided, however, the Companies are not required to resort to litigation or an alternative resolution procedure against an Affiliate of the Companies or to initiate, present, or prosecute any claim which, in their sole judgment exercised in good faith, is without sufficient merit to warrant such enforcement, or otherwise is inconsistent with the Parties’ general business interests related to the Trimble County Unit 2 Project.  Nothing herein shall require the Companies to invoke any certain type of enforcement procedure, or to seek, or to continue to seek, enforcement of any claim, when in the Companies’ sole judgment, the Parties’ general business interests related to the Trimble County Unit 2 Project are better served by settling or withdrawing such claim.   If the amount of any such claim by the Parties against non-Affiliates of the Companies arising out of the (i) Development Phase or the Construction Phase exceeds five hundred thousand dollars ($500,000) or (ii) Operating Phase exceeds two hundred fifty thousand dollars ($250,000), the Companies shall notify the Parties of the existence and nature of such claim and shall also notify the Parties if and when any settlement of any such claim is accomplished by the Companies.

In the event that the Companies do not diligently attempt to settle or, failing settlement, prosecute a claim nothing herein shall prevent IMEA or IMPA from prosecuting such claim or demand in its own name, to the extent of, and as such claim or demand affects its interest, provided, however, with respect to material claims against Affiliates of the Companies, IMEA and IMPA shall refrain from prosecution or demands until the Companies have had a reasonable period to settle or resolve such claim as provided below.  Costs and expenses IMPA or IMEA incurs in prosecuting such claim shall be borne by IMPA or IMEA, as the case may be and the proceeds recovered are to be shared by the Parties prosecuting such claim in proportion to their respective Percentages.

The Companies shall provide prompt written notice to IMPA and IMEA of any material claim against any Affiliate of the Companies of which they have knowledge.  Invoices disputes or other claims involving amounts less than two hundred fifty thousand dollars ($250,000) shall not constitute “material claims” for purposes of this Article 7.5.6.  The Companies, on behalf of the Parties, shall be entitled to settle or resolve claims against their Affiliates, provided, however, the Companies shall not be entitled to settle or resolve a material claim without the prior consent of the Parties, which consent shall not be unreasonably withheld.  Other than settling or resolving claims against Affiliates in good faith and in accordance with this Article 7.5.6, the Companies shall neither take any action nor refrain from taking any action that might impair the ability of IMEA or IMPA to prosecute such claims as provided herein.

Any Party, at its own expense, may intervene in any proceeding on a claim pursuant to this Article as an additional party to assert or defend its respective Ownership Interest and rights.

7.5.7                        Processing Claims.

During the term of this Agreement, the Companies shall have the obligation, as appropriate, to investigate, adjust, defend and settle claims against the Parties, or any of them, arising out of or attributable to the Work, Incremental Capital Assets, or the past or future performance or nonperformance of the obligations and duties of the Parties under or pursuant to this Agreement, including any claim resulting from death or injury to persons or damage to property, when such claims are not covered by valid and collectible insurance carried by the Parties; and, whenever and to the extent reasonable, present and prosecute claims against any third party, including insurers, for any costs, losses, and damages incurred in connection with such claims.  If the amount of any such claim against the Parties by a non-Affiliate of the Companies exceeds one hundred thousand dollars ($100,000) and is not covered by valid and collectible insurance carried by the Parties, the Companies shall notify the Parties of the existence and nature of such claim and shall also notify the Parties if and when any settlement of any such claim is accomplished by the Companies.  Settlement of such claims in excess of two million dollars ($2,000,000) shall be reported to and approved in advance by the Coordination Committee.

In the event of (i) a claim by an Affiliate of the Companies or (ii) any other claim that the Companies have not diligently attempted to settle or defend, nothing herein contained shall prohibit IMEA or IMPA from defending such claim to the extent of and as such claim affects its interest.  Costs and expenses incurred in connection with any such defense or demand shall be borne by the defending Party or Parties, provided, however, if the resolution of such claim accrues to the benefit of non-defending Parties, such non-defending Parties shall share the defense costs and expenses incurred in accordance with their respective Percentages, but only to the extent of the fair value of the benefits received from such resolution.

The Companies shall provide prompt written notice to IMPA and IMEA of all pending material claims by any Affiliate of the Companies.  Invoice disputes or other claims involving amounts less than two hundred fifty thousand dollars ($250,000) shall not constitute “material claims” within the meaning of this Article 7.5.7 (unless and until such claim is the subject of arbitration or litigation), and may be settled by the Companies.  Material claims by Affiliates of the Companies may also be settled by the Companies, subject to the consent of IMPA and IMEA, which consent shall not be unreasonably withheld.  Other than settling or resolving claims by their Affiliates in good faith and in accordance with this Article 7.5.7, the Companies shall neither take any action nor refrain from taking any action that might impair the ability of IMEA or IMPA to defend such claim.

Any Party, at its own expense, may intervene in any proceeding on a claim pursuant to this Article as an additional party to assert or defend as to its respective Ownership Interest and rights.

7.5.8                        Delivery of Operating Data.

As promptly as practicable after the end of each month, the Companies shall render to the Parties a statement setting forth mutually agreed upon operating data as may be needed for reports and records.

7.6                                 Environmental Laws and Regulations.

Each Party shall be responsible for its share, in proportion to its Percentage, of any obligations, costs, or burdens of any kind, resulting from any federal, state, or local environmental law, regulation, or requirement, as amended from time to time.  Similarly, each Party shall be entitled to its share, in proportion to its Percentage, of any rights, credits, entitlements, or allowances associated with such law, regulation, or requirement, as amended from time to time.

Each Party’s rights to generation from Trimble County Unit 2 shall be conditioned upon such Party’s compliance with such environmental laws, regulations, or requirements and such Party’s possession of required environmental rights, credits, entitlements, or allowances needed for such generation.

Any Party, to the extent its rights, credits, entitlements or allowances are insufficient to allow the desired level of generation from that Party’s share of Trimble County Unit 2 may acquire such rights, credits, entitlements or allowances from another Party, if available, under terms and at prices agreeable to such Parties.

The Companies shall provide information to the other Parties regarding rights, credits, entitlements or allowances that have been used or consumed by those Parties.  Each Party shall keep the Companies informed as to that Party’s available rights, credits, entitlements, or allowances for use at the Trimble County Unit 2 Project and shall forecast that Party’s need for additions thereto.  On not less than ten (10) calendar days’ prior written notice to IMPA or IMEA, as appropriate, and provided that IMPA or IMEA, as appropriate, has not obtained such rights, credits, entitlements or allowances and provided written evidence thereof to the Companies within such ten (10) calendar day period, the Companies shall have the right to obtain such rights, credits, entitlements or allowances for IMPA or IMEA, at IMPA’s or IMEA’s respective cost, (including reasonable documented transaction costs), if necessary to ensure continued operation of Trimble County Unit 2.

7.7                                 Environmental Fines and Penalties.

The Companies shall indemnify IMPA and IMEA against administrative fines and civil penalties arising out of the operation of the Trimble County Unit 2 Project imposed for violations of applicable environmental laws and regulations, resulting from acts or omissions inconsistent with the standard of conduct established in Article 20.24 of either of the Companies or any Affiliate of Louisville or Kentucky Utilities when acting in the capacity of plant operators.  Exclusions from this special indemnification shall include operation and maintenance costs incurred as a result of environmental Applicable Law, Incremental Capital Assets incurred in environmental compliance, occurrences from acts of IMPA, IMEA or third parties or from equipment failure or malfunction, remedial measures imposed by administrative agencies for environmental purposes, reimbursement of response costs under Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and K.R.S. Chapter 224 and amendments thereto, or any similar or subsequently enacted legislation covering the same subject matter as CERCLA and K.R.S. Chapter 224, and any claims of personal injury or property damage.

7.8                                 General Facilities and Constraints.

Subject to Articles 2.2 and 2.3, should a condition or circumstance exist that would constrain the full and simultaneous utilization of Trimble County Unit 2 and other then existing generating units at the Trimble County Site, the Companies shall allocate the available resources between or among such units (including Trimble County Unit 2).  If the Parties’ interests in the affected units are not uniform (i.e., one or more Parties have substantially different interests in one or more of the affected units than in others) and the allocation of resources made by the Companies does not result in generation from the affected units proportionate to their respective capacities, the Parties, to the extent possible, agree to make such economic adjustments among themselves, together with the owners of such other units, as to accomplish a fair economic result.  For the purposes of this Article 7.8, subject to Article 14 and Article 15, and so long as they are Affiliates of each other, the interest of Kentucky Utilities in Trimble County Unit 2 and any affected units shall be deemed to be an interest of Louisville when assessing whether the Parties’ interests in the affected units are uniform.

7.9                                 Rules and Regulations in Industry Practices.

The Coordination Committee may, by unanimous agreement, adopt and amend rules from time to time to amend the operating arrangements set forth in this Article 7.  When unanimously adopted or amended, such rules shall supersede the applicable provisions of this Article 7. The Parties agree that they will cause the Coordination Committee to unanimously adopt and amend rules from time to time as necessary to reflect changes in industry standards, Applicable Law, and the rules and regulations of transmission organizations that apply to the Parties so that the following principles are maintained in a manner similar to the way this Article

7 reflects these principles relative to the state of the industry, Applicable Law, and such rules and regulations as of the date of this Agreement:

(i)                                     The Parties recognize that Trimble County Unit 2 is physically located in the control area operated by the Companies.  As such, IMPA and IMEA need the Companies’ cooperation to Schedule or Dispatch their respective Ownership Interests in Trimble County Unit 2.  So long as this remains the case, the rules shall provide for such cooperation.

(ii)                                  The rules will be consistent with the standard of conduct established in Article 20.24.

(iii)                               At any one moment in time, each Party shall be entitled to the benefit of its Percentage share but not more than its Percentage share of any of the Attributes.

(iv)                              No Party will deliberately take any action that might result in its taking at any one moment a greater share of the Attributes than that to which it is entitled.

(v)                                 Each Party is responsible for transmission and transmission costs for its Allocated Energy.

(vi)                              No Party will be entitled to be better situated than it would have been had it operated its own generating unit of a capacity equal to its Electric Capacity Entitlement.  Similarly, no Party shall be less favorably situated than it would have been had it operated its own generating unit of a capacity equal to its Electric Capacity Entitlement.

(vii)                           No Party shall have rights to services or attributes associated with another Party’s system of generation and transmission without paying fair compensation for such services or attributes in accordance with then current industry standards.

(viii)                        None of the Parties will vote against any proposed rule to amend the operating provisions set forth in Article 7 to the extent such rule is proposed by another Party to enable it to form a generation only control area containing that other Party’s Electric Capacity Entitlement or to use dynamic scheduling, so long as such rule does not involve (a) providing any Party more than its Percentage share of any of the Attributes at any time, or (b) allocating the costs and burdens of such rule to Parties that do not benefit from it.

ARTICLE 8.
INCREMENTAL CAPITAL ASSETS

8.1                                 Estimate of Costs.

Prior to beginning work on any Incremental Capital Asset which the Companies expect to cost more than $2,000,000, an estimate of such work shall be furnished by the Companies in reasonable detail to the Coordination Committee for use by it in anticipating its financial requirements.  Such estimate shall be subject to revision periodically to reflect more current information on such Incremental Capital Asset.

8.2                                 Responsibility for Costs.

Subsequent to the Commercial Operation Date, the costs of each Incremental Capital Asset shall be borne by the Parties in proportion to their respective Percentages.  The amount incurred for Incremental Capital Assets during each month shall be included in the monthly billings provided for in Article 10.

ARTICLE 9.
EXPENSES

9.1                                 Payment of Expenses and Charges Prior to the Commercial Operation Date.

The Parties will share all Development Costs and Construction Costs in proportion to their respective Percentages.  During the Development Phase (following the Development Closing) and the Construction Phase (or until such later date as payments remain due in respect of such phases), no later than the fifteenth (15th) calendar day of each calendar month, the Companies shall provide to each Party an invoice of Development Costs (including Deferred Development Costs) or Construction Costs (and, in each case, the supervisory fees thereon) that have been incurred and, without duplication, that will be incurred and become payable by the Companies on or prior to the last calendar day of the next succeeding calendar month (“Future Amounts”).  In consideration for the undertaking of the Companies to supervise the Development Work and the Construction Work, the Companies shall be entitled to a supervisory fee equal to two percent (2%) of the aggregate amount of Development Costs and Construction Costs to be paid by each of IMPA and IMEA.  Each invoice prepared by the Companies for IMPA and IMEA under this Article 9.1 shall include such fee.  Payments of invoiced amounts are due on or before the fifteenth (15th) calendar day of the month subsequent to the month in which the invoice is received provided, however, IMPA’s and IMEA’s respective share of Deferred Development Costs, shall be due and payable to the Companies on April 1, 2004.  It is the intent of the Parties that the issuance of invoices for payment by the Companies, and the subsequent payments to the Companies shall be made at such times as may be necessary to allow timely payment to the contractors by the Companies in accordance with the terms of payment of applicable contracts, including the Construction Contracts.  In the event the aforementioned payment procedures do not allow for receipt of payment from the Parties or timely payments by the Companies to contractors, including Construction Contractors, for amounts greater than $1,000,000 from time to time, the Companies may issue an additional invoice each month, in accordance with the foregoing terms of this paragraph, with payment due no sooner than fourteen (14) calendar days after receipt of such invoice.  To the extent amounts due in respect of an invoice include amounts to be paid under the Construction Contracts, each Party shall be provided with copies of the invoices under such contracts.  The Companies shall have the sole authority and obligation to determine the validity of such invoices.  Invoices shall be accompanied by reasonable documentation of all other amounts specified therein.  In the event that IMPA or IMEA incurs Development Costs or Construction Costs at the request of the Companies during the period subsequent to Development Closing and during the Development Phase or the Construction Phase, the Parties will aggregate such expenses and, at least once per quarter but not more often than monthly, make such inter-Party payments so that each Party pays its proportionate share of such costs.

9.2                                 Monthly Expenses and Charges After the Commercial Operation Date.

In addition to Development Costs and Construction Costs (and, in each case, the supervisory fee thereon) that are incurred and are invoiced pursuant to Article 9.1, following the Commercial Operation Date, the Parties will share all costs associated with the Trimble County Unit 2 Project in proportion to their respective Percentages.  These costs are set forth below in four (4) components for billing and accounting purposes.  The Parties intend that these components incorporate all costs that are or could be associated with the Trimble County Unit 2 Project.  Should any item or category of cost not fall within the technical definitions of any of the four components, the Parties agree to adjust the billing components so as to include such item or category.

Starting on the Commercial Operation Date, the Parties shall pay, in accordance with Article 10, a monthly amount equal to the sum of the four components delineated in Articles 9.2.1, 9.2.2, 9.2.3, and 9.2.4.

9.2.1                        Fuel/Reactant Operation Expenses.

All Fuel/Reactant Operation Expenses of Trimble County Unit 2 will be prorated to the Parties, according to the net electric energy delivered to the Delivery Point for each Party as compared to the total net energy delivered to the Delivery Point by Trimble County Unit 2.

9.2.2                        Fixed Operation and Maintenance Expenses.

A Fixed Operation and Maintenance Expenses component shall be shared by the Parties in proportion to their respective Percentages.  The Companies shall allocate a reasonable portion of all Fixed Operation and Maintenance Expenses shared among all generating and other assets or enterprises located on the Trimble County Site to Trimble County Unit 2 in its annual Operation and Maintenance Budget, pursuant to Article 17.4.4, and in accordance with procedures established by the Coordination Committee.

9.2.3                        Non-Fuel Operating Component.

A non-fuel operating component shall be shared by the Parties in proportion to their respective Percentages, calculated monthly as the sum of the following four (4) items as they relate to the operation and maintenance of Trimble County Unit 2:

(i)                                     Taxes other than federal and state income taxes (Account 408.1), except that those categories of taxes, or payments in lieu thereof, that are directly billed to the Parties by the taxing authority and paid by the Parties, shall not be contained in this item.

(ii)                                  Administrative and general expenses as recorded in Accounts 920 – 930 as recorded under the Uniform System of Accounts.

(iii)                               Lease payments, which result from a third-party-financed Incremental Capital Asset or lease payments for other items of property pursuant to Article 2.1.

(iv)                              Penalties (Account 426.3), except for those environmental penalties against which the Companies have agreed to indemnify IMPA and IMEA under Article 7.7.

The Companies shall allocate a reasonable portion of all non-fuel operating costs shared among all generating and other assets or enterprises located on the Trimble County Site to Trimble County Unit 2 in its Annual O&M Budget, pursuant to Article 17.4.4, and in accordance with procedures established by the Coordination Committee.

9.2.4                        Working Capital Component.

A working capital component shall be shared by the Parties in proportion to their respective Percentages.  Prior to the Commercial Operation Date, at a date determined by the Coordination Committee, the Companies shall calculate the estimated amount of working capital necessary for the operations of the Trimble County Unit 2 Project.  IMPA and IMEA shall fund their respective share of working capital to the Companies prior to the Commercial Operation Date.  This component is composed of the items listed below, to the extent that each of these items relates to the Trimble County Unit 2 Project:

(i)                                     Fuel stocks (Account 151)

(ii)                                  Fuel stock expenses undistributed (Account 152)

(iii)                               Plant materials and operating supplies (Account 154)

(iv)                              Stores expense undistributed (Account 163)

(v)                                 Prepayments (Account 165)

(iv)                              Miscellaneous deferred debits (Account 186)

After the Commercial Operation Date, the Companies, on a monthly basis, shall compute the additions or reductions in working capital by multiplying the beginning monthly balances of the above items by the respective Percentage of IMPA and IMEA.  Resulting changes in working capital shall be paid or credited monthly in accordance with the billing procedures set forth in Article 10.2.

The Companies shall allocate a reasonable portion of all working capital costs shared among all generating and other assets or enterprises located on the Trimble County Site to Trimble County Unit 2 in its Annual O&M Budget, pursuant to Article 17.4.4, and in accordance with procedures established by the Coordination Committee.

ARTICLE 10.
BILLING, PAYMENTS, AND RECORDS

10.1                           Payments before Commercial Operation Date.

During the Development Phase and the Construction Phase of the Trimble County Unit 2 Project, all payments will be made by the Parties pursuant to Article 3, Article 6, and Article 9, as each Article applies.

10.2                           Billings by the Companies after the Commercial Operation Date.

As promptly as practicable, but in any event not more than twelve (12) working days after the end of each calendar month during the term of this Agreement following the Commercial Operation Date, the Companies shall prepare and send to each Party an invoice, in such detail and with such segregations as may be needed for operating and accounting records, to indicate monthly amounts due under this Agreement.

10.3                           Payments after the Commercial Operation Date.

After the Commercial Operation Date, amounts due by a Party as specified in invoices issued by the Companies pursuant to Article 10 shall be due and payable in immediately available funds on the thirtieth (30th) calendar day following the invoice date.  Amounts owed by any Party to another Party under this Agreement, other than under Articles 10.1 and 10.2, shall be settled in accordance with the procedures set forth in such provisions as give rise to the obligations.  In the absence of specific procedures, amounts shall be due by the thirtieth (30th) calendar day following receipt of a written demand or invoice therefor.  Interest on unpaid amounts shall accrue at the Agreed Rate from the date due until the date upon which payment is made.  Payments by any Party to another Party based on over-billing shall bear interest at the Agreed Rate beginning on the thirty-first (31st) calendar day after the invoice (or demand) date and running until such amount is repaid or credited.  Unless otherwise agreed upon, a calendar month shall be the standard monthly period for the purpose of settlements under this Agreement.

10.4                           Records.

The Companies will record their accounting information in accordance with generally accepted accounting principles, as modified by the requirements or permitted practices of applicable regulatory authorities.  For the purpose of this Agreement, all account references are to the Uniform System of Accounts.  In the event of any changes in FERC’s accounting procedures that might result in charges different from those contemplated by the Agreement, the Parties will agree upon the appropriate changes to the Agreement to achieve the original intent of the Parties, unless otherwise mutually agreed by the Parties.

The Parties shall keep and maintain such records as may be necessary or useful in carrying out this Agreement.  Each Party shall keep such records as may be needed to afford a clear history of all transactions under this Agreement and make copies of such records available to the other Parties upon request.  Each Party shall have the right during normal business hours, but no more than once each calendar year, at its own expense, to audit, or cause independent certified public accountants of its choice to audit, the accounting and other records relating to transactions under this Agreement and shall have the right to make copies of records as necessary, provided that neither IMPA nor IMEA shall be permitted to retain documents (whether hard copy or electronically) that one or both of the Companies has designated as confidential or proprietary where to do so would make such records open records under any “open records” or “public records” Applicable Law.  No Party shall make use of records of another Party without the express written consent of such Party, except for disclosure or use that is permitted by this Agreement or where required by Applicable Law, or for purposes of litigation or alternative dispute resolution procedures.  All such records shall be considered the confidential and proprietary business records of the Party that generated the particular record in question.  Any such consent shall not be withheld unreasonably.

10.5                           Timing of Certain Payments.

If the due date for any payment to be made to any Party pursuant to this Agreement falls on a Saturday, Sunday or other calendar day on which the Federal Reserve wire transfer system is not available, then such due date shall be deemed to be the next calendar day on which such wire transfer system is available.

10.6                           Payment to Specified Account.

All payments under this Agreement to a Party or Parties shall be made in immediately available funds to an account or accounts specified by such Party or Parties.  Such Party or Parties may change the account or accounts on no less than five (5) calendar days written notice to the other Parties.

ARTICLE 11.
INTERCONNECTION AND TRANSMISSION SERVICES

The Parties shall share proportionately the actual costs of interconnection of Trimble County Unit 2 in accordance with the Interconnection and Operating Agreement.  Such costs are estimated, as of the date hereof, in Appendix G.  Actual costs of interconnection include necessary transmission upgrades and additions required to reliably and safely connect Trimble County Unit 2 to the regional transmission grid, without facility upgrades or additions related to transmission delivery to particular points of delivery.  Ongoing costs of interconnection, as determined in accordance with the Interconnection and Operating Agreement, shall be borne by the Parties in proportion to their respective Percentages.  Although, as contemplated by Article 6.3(vi), IMPA and IMEA are expected to be parties to the Interconnection and Operating Agreement they will not be entitled to receive transmission credits from the transmission owners group of the Companies unless the Companies specifically receive transmission revenue from the Applicable Transmission Provider for IMPA’s and IMEA’s use of the interconnection upgrade.

Each Party covenants to use its respective Best Efforts to secure a Transmission Service Arrangement with the Applicable Transmission Provider in accordance with the schedule established in Article 5.3.  Each Party shall pay the costs and expenses associated with its Transmission Service Arrangement with the Applicable Transmission Provider and shall bear its individual system upgrade expenses required to deliver its proportionate share of Trimble County Unit 2 output to its respective points of delivery from the Trimble County Plant switchyard.  The Parties agree to cooperate and reasonably assist each other in the efforts of the individual Parties to secure their transmission needs.  Actual costs of requested cooperation shall be fairly allocated to and paid or reimbursed by the Party or Parties benefiting therefrom.

ARTICLE 12.
TAXES

12.1                           Management of Tax Matters.

Except for any payments of taxes or payments in lieu thereof which are directly billed to IMPA or IMEA by any taxing authority and which IMPA and IMEA shall pay directly, and except for any rulings that IMPA or IMEA might require in connection with the issuance of tax-exempt bonds, the Companies shall have the authority and responsibility for administering, coordinating, filing returns, making property tax declarations, paying, seeking official tax rulings or determinations, and other related functions pertaining to all taxes, payments in lieu of taxes, assessments, impositions, charges, and related costs of every kind and nature, ordinary, or extraordinary, general or special, foreseen or unforeseen, settled or pending settlement, including property, sales, use, and payroll taxes, connected with or arising out of the development, construction, ownership, operation, maintenance, alteration, repair, rebuilding, use or retirement of the Trimble County Unit 2 Project or any part thereof, (collectively “Taxes”) which are or may be imposed by any taxing authority, whether federal, state, local, municipal, interregional, or quasi-governmental authority, provided, however, unless specifically authorized in writing by IMPA and/or IMEA, such authority shall not extend to any act or action affecting any exemption or special tax treatment arising out of the Trimble County Unit 2 Project to which IMPA or IMEA may be entitled.  IMPA and IMEA do hereby appoint the Companies to be their attorneys-in-fact, which appointment is coupled with an interest, to act in their names, places and steads for the purpose of exercising the tax authority described herein, filing returns, making property tax declarations, payment negotiating, seeking adjustments or revisions, protesting, seeking official tax rulings or determinations, contesting, making application for and claiming any and all exclusions, exemptions, deductions, credits and elections pertaining to all such taxes, payments in lieu of taxes, assessments, impositions, charges, and related costs. Such appointment shall not be revocable during the term of this Agreement.  IMPA, IMEA, their agents, or assigns shall promptly join in any action reasonably required which is consistent with the exercise by the Companies of the tax authority described herein and the status of IMPA and IMEA as governmental entities.

12.2                           Sharing of Taxes and Related Payments

All Taxes shall be shared and borne by the Parties in proportion to their respective Percentages, provided, however, IMPA and IMEA shall be entitled to the entire benefit to the extent of actual realizations, of their respective exemptions from and reductions of taxes, including property, sales, use, and payroll taxes, connected with or arising out of the ownership, operation, maintenance, alteration, repair, rebuilding, use, or retirement of the Trimble County Unit 2 Project or any part thereof, which may be realized because of the provisions of the Constitutions of the Commonwealth of Kentucky, the State of Indiana, the State of Illinois, or the United States of America, or statutes, ordinances, rules, regulations, or laws applicable to IMPA and/or IMEA but not to the Companies.

The portion of Taxes that are to be borne by IMPA and IMEA, respectively, as set forth in this Article 12.2 shall be billed to and paid by IMPA and IMEA in accordance with Articles 9 and 10, as applicable, except for those which are paid by IMPA and IMEA, respectively, directly to the taxing authority.

12.3                           Payment of Title Taxes and Fees.

All Taxes, recording fees and other impositions relating to the transfer of real property, if any, incurred in connection with the conveyances contemplated in this Agreement shall be borne by the transferees of such real property.  Except as provided in the first sentence of this Article 12.3 or in Article 12.2, all Taxes arising out of the Development Work or the Construction Work shall be deemed to be Development Costs or Construction Costs, respectively.

12.4                           Exclusion of Income Taxes.

Notwithstanding the generality of Article 12.1 above, the Parties agree that the foregoing provisions of this Article 12 shall not apply to any tax on or measured by net income.

12.5                           Non-creation of Taxable Entity.

Notwithstanding any other provision of this Agreement, the Parties do not intend to create hereby at law any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit.  The Parties agree to elect under Section 761(a) of the Internal Revenue Code of 1986, as amended, to exclude the transactions created by this Agreement from the application of Subchapter K, Chapter 1 of the Code, and the Parties agree to revise the terms of this Agreement to the extent and in a manner necessary to permit such election.

ARTICLE 13.
INSURANCE

13.1                           Procurement of Insurance.

Except with regard to directors and officers liability insurance, the Companies shall maintain in force, for the benefit of the Parties as their interests in the Trimble County Unit 2 Project shall appear, such insurance and self-insurance as the Coordination Committee shall determine to be appropriate.

13.1.1                  Sharing of Insurance Costs.

The costs of insurance policies referenced in Article 13.1 shall be shared by the Parties in proportion to their respective Percentages.  IMPA and IMEA shall also pay any additional premium that results from IMPA and IMEA being named as an additional insured party on the Companies’ existing policies.  The Parties shall also bear proportionate responsibility for costs of and any losses incurred within the limits of any deductibles or self-insured retentions on policies of insurance.  The Parties’ share of such insurance costs and the costs arising from claims covered by self-insurance shall be shared by the Parties in proportion to their respective Percentages and shall be paid in accordance with Articles 9 and 10, as applicable.

13.1.2                  The Parties Named as Insured.

IMPA and IMEA shall be named as either insureds or additional insureds on such insurance policies.  The Companies shall cause the insurance underwriters to furnish the Parties with a certificate of insurance of each such insurance policy.  In addition, the Companies shall have each of such policies endorsed to provide that IMPA and IMEA shall be given the same advance notice of cancellation or material change as is required to be given to the Companies.  Subject to the decisions of the Coordination Committee, a loss or claim, if any, under such insurance policies shall be adjusted and settled by the Companies with the insurance underwriters.

13.1.3                  Procurement of Additional Insurance for the Parties.

Any Party may obtain at its cost additional insurance beyond that provided for in this Article 13 to insure its interest in the Trimble County Unit 2 Project.  With respect to such additional insurance:

(i)                                     the proceeds from any claim arising through such additional insurance shall be disbursed to the Party providing the insurance; and

(ii)                                  the loss or claim, if any, under such additional insurance shall be adjusted and settled by the Party providing the insurance.

13.1.4                  Sharing of Refunds from Insurance Premiums.

Any refunds of insurance premiums shall be allocated among the Parties on the same basis as the premium payment allocation from which such refund was derived.

13.1.5                  Sharing of Insurance Proceeds.

In the event of damage to property insured under this Article 13, it is agreed that the proceeds from insurance obtained by the Companies on behalf of the Parties shall be shared by the Parties on a pro rata basis based on their relative payments of insurance premiums covering the damaged property.

13.2                           Destruction.

13.2.1                  Damage or Destruction Fully Covered By Insurance.

If property insured under this Article 13 or any portion thereof should be damaged or destroyed to the extent that the cost of repairs or reconstruction is estimated to be covered by the aggregate amount of insurance coverage (without regard to any deductible) carried by the Companies for the benefit of the Parties pursuant to Article 13, then the Companies shall cause such repairs or reconstruction to be made so that such property shall be restored to substantially the same general condition, character, or use as existed prior to such damage or destruction, provided, however, if the estimate is wrong, and the insurance proceeds are insufficient to pay the cost of repair or reconstruction, the Parties shall share the cost not reimbursed by such insurance in proportion to their respective Percentages.

13.2.2                  Damage or Destruction Not Fully Covered by Insurance.

If Trimble County Unit 2, the Trimble County General Plant Facilities or any portion thereof as they pertain to Trimble County Unit 2, should be damaged or destroyed to the extent that the cost of repairs or reconstruction is estimated to be more than the aggregate amount of insurance coverage (without regard to any deductible) carried by the Companies for the benefit of the Parties or by one or more of the other Parties for the benefit of the Parties pursuant to Article 13 hereof and covering the cost of such repairs or reconstruction, then, if the Companies elect to repair and reconstruct such property and upon agreement of the Companies and the other Parties, the Companies shall cause such repairs or reconstruction to be made and the Companies and the other Parties shall share the costs of such repairs or reconstruction not reimbursed by such insurance, in proportion to their respective Percentages, provided, however:

(i)                                     If IMPA or IMEA elects not to join the Companies in repairing and reconstructing such property, then, at the Companies’ election, the Parties shall determine the monetary amount to be paid by the Companies to IMPA or IMEA or by IMPA or IMEA to the Companies, as provided for in paragraph (ii) of this Article 13.2.2.  Upon payment of such monetary amount by the Companies to IMPA or IMEA or by IMPA or IMEA to the Companies, as the case may require as set forth in said paragraph (ii), IMPA or IMEA shall transfer its entire Ownership Interest in Trimble County Unit 2 and the Trimble County Unit 2 Site, its license to use the Trimble County General Plant Facilities, and its easement to the Trimble County Site, to the Companies free and clear of all liens, security interests, charges, claims and other encumbrances, and this Agreement shall be (a) appropriately amended if only one Party other than the Companies elects not to join the Companies in repairing and reconstructing such property or (b) deemed to have expired if IMEA and IMPA both elect not to so join the Companies.

(ii)                                  The monetary amount to be paid to or received from IMPA or IMEA pursuant to the provisions of paragraph (i) of this Article 13.2.2 shall be determined in accordance with the following equation:

P=W*X

Where:

P   =                                           the monetary amount to be paid to or received from IMPA or IMEA. If P is positive, the monetary amount shall be paid to IMPA or IMEA; and if P is negative, the monetary amount shall be received from IMPA or IMEA.

W   =                                     IMPA’s/or IMEA’s Percentage before transfer of IMPA’s/or IMEA’s Ownership Interest.

X   =                                         the fair market value (as determined by an independent appraiser selected jointly by the Parties) of (i) Trimble County Unit 2 and (ii) the Trimble County Unit 2 Site and the Trimble County General Plant Facilities as they pertain to IMPA’s or IMEA’s use of Trimble County Unit 2, at the time IMPA or IMEA elects not to join the

Companies in repairing and reconstructing Trimble County Unit 2 or the Trimble County General Plant Facilities.  Fair market value shall be determined after taking into account all applicable costs of dismantling, demolishing, and removal of equipment, facilities, and structures; security; maintenance; disposing of debris; and any site work necessary to remove the effects of such damage or destruction.  Fair market value may be a negative figure where appropriate.

ARTICLE 14.
PARTITION OF OR TRANSFERS OF INTEREST

14.1                           Special Nature of Trimble County Unit 2 Project - Waiver of Right of Partition.

The Parties recognize that Trimble County Unit 2 is an integral part of the facilities required to provide adequate service in their respective service territories and that the physical partition of the Trimble County Unit 2 Project or any material part thereof would be impossible and impractical and wholly inconsistent with the purposes for which this Agreement is made.

Each of the Parties agrees that it will not take any action at any time by judicial proceedings or otherwise, to partition the Trimble County Unit 2 Project or any part thereof, in any way, whether by partition in kind or by sale and division of the proceeds thereof.  Each of the Parties further waives the right of partition and the benefit of all statutory or common law that may now or hereafter authorize such partition of the Trimble County Unit 2 Project or any part thereof.  In the event any such right of partition shall hereafter accrue, each Party shall from time-to-time upon the written request of the other Party execute and deliver such further instruments as may be necessary to confirm the foregoing waiver and release of its right to partition. The foregoing provisions of this Article 14.1 shall be binding upon and inure to the benefit of the Parties, their respective successors and assigns, including mortgagees, receivers, trustees, or other representatives and their respective successors and assigns, and shall run with the land.  The Parties agree to insert a similar covenant in any contract with another party, which acquires all or any portion of a Percentage, which covenant will be enforceable by any Party.

14.2                           Transfer of Ownership Interests.

If any Party (“Transferring Party”) shall desire to transfer (whether by sale, conveyance, assignment, lease, or otherwise) all or any portion of its Ownership Interest (the “Offered Interest”), it may only do so in a bona fide arm’s length transaction, subject to Articles 14.2.1, 14.2.2, 14.2.3, 14.2.4, and 14.2.5.  Prior to making any such transfer, the Transferring Party shall give not less than forty-five (45) calendar days’ written notice to the other Parties, of the proposed transaction and the identity of the proposed purchaser(s).  Any such transaction or transactions shall not be consummated until each of the other Parties has determined not to exercise its right of first refusal as set forth in this Article 14.2.  Such notice shall fully disclose the terms of the proposed transaction or transactions.  Upon receipt of such notice, each other Party shall have a right of first refusal to acquire the Offered Interest, upon the same terms and conditions that the Transferring Party and the proposed purchaser(s) have agreed upon.  If each

Party agrees to exercise its right of first refusal, each such Party shall acquire the Offered Interest in proportion to its respective Percentage prior to the proposed transfer.  If a Party elects not to exercise its right of first refusal, the remaining Parties shall acquire the Offered Interest in proportion to their then existing Percentages.  If only one Party elects to exercise its right of first refusal, it must acquire the entire Offered Interest by the Transferring Party.  Within forty-five (45) calendar days following receipt of the notice from the Transferring Party, each of the other Parties shall give written notice to the Transferring Party stating whether or not it elects to acquire the Offered Interest (the “Return Notice”).  A failure to give the Return Notice shall be deemed to be an election not to acquire such interest.  If a Party or Parties elects or elect to exercise its or their rights to acquire such interest, the Transferring Party and such Party or Parties as soon as practicable, shall execute such instruments as may be necessary and appropriate to effectuate such sale, conveyance, transfer, assignment, lease, or other disposition, as the case may be, to such Party or Parties, free and clear of all liens, security interests, charges, claims, and other encumbrances for which the Transferring Party, as between the Parties, is responsible, including the indenture(s) of the Transferring Party.

14.2.1                  Conditions of Transfer.

If none of the Parties elects to acquire the Offered Interest in the Trimble County Unit 2 Project as provided in Article 14.2, the Transferring Party may consummate its proposed transaction and dispose of the Offered Interest, provided, however, the other Parties have approved the proposed purchaser(s) as suitable as a joint owner(s) of Trimble County Unit 2, although such approval may not unreasonably be withheld, conditioned or delayed, and provided, further, where one or more of the Companies is a Transferring Party, the other Parties’ rights to approve the prospective purchaser as suitable shall be limited to situations in which the proposed transfer reduces the Companies’ aggregate Percentage to less than fifty percent (50%) or where such proposed transfer conveys, in whole or in part, the Companies’ rights and obligations for the operation of Trimble County Unit 2 and the Trimble County General Plant Facilities under this Agreement to the proposed purchaser(s).  Grounds for withholding such approval may include financial condition, experience in the operation and management of coal-fired generation, if applicable, and other factors as may materially adversely affect the other Parties’ interests hereunder.  The Transferring Party shall require (as a condition of or in connection with the sale, conveyance, transfer, assignment, lease, or other disposition, and for the benefit of the other Party) the proposed purchaser(s) to assume and agree to be bound by the provisions of this Agreement and any amendments thereto, and in furtherance thereof the provisions of this Agreement shall be amended appropriately.

Upon consummation of the transfer, the Transferring Party shall be released from its obligations under this Agreement, and from any claims, liabilities or debts, that arise in respect of the transferred interest on or after the date of such transfer.  The consummation of any such transfer shall not release the Transferring Party from any of its debts or liabilities to the other Parties which, at the time of the consummation of the transaction, have accrued under this Agreement, unless the Parties shall agree in writing to the contrary.  Any purported or attempted transfer of an interest in violation of this Article 14 shall be void and of no effect.

14.2.2                  Further Conditions of Transfer.

The right of the Transferring Party to dispose of the Offered Interest to one or more non-Affiliates of the Transferring Party, as set forth in Article 14.2, is subject to the further condition that the other Parties shall be given written notice thereof and shall have the further right of first refusal, to the same extent and by the same procedure described in Article 14.2 if the Transferring Party:

(i)                                     undertakes to consummate its proposed transaction at a time subsequent to two hundred forty (240) calendar days following the other Parties’ receipt of the written notice first referred to in Article 14.2;

(ii)                                  undertakes to, without the consent of the other Parties, which consent will not be unreasonably withheld, dispose of such Offered Interest to Persons other than those whose identity was disclosed in said notice; or

(iii)                               undertakes to dispose of the Offered Interest upon substantially different terms and conditions than were disclosed in said notice.

14.2.3                  Non-applicability of Certain Provisions.

The provisions of the foregoing Articles 14.2, 14.2.1 and 14.2.2 shall continue for the duration of this Agreement and shall be applicable to each and every occasion and whenever a Party desires to dispose of (whether by sale, conveyance, transfer, assignment, lease, or otherwise) all or any portion of its Ownership Interest, provided, however, such provisions  (excluding the last paragraph of Article 14.2.1) shall not be applicable to, and each of the Parties hereby consents to, the following:

(i)                                     the transfer, sale, or assignment to a financially responsible Affiliate or successor of a Party;

(ii)                                  the transfer, assignment, pledge, hypothecation, mortgage, or grant (by indenture of mortgage, deed of trust, or otherwise) by any Party of its Ownership Interest, together with all or substantially all of its other electric utility property, for the purpose of securing bonds or other obligations for borrowed money issued or to be issued by it, including the effect of any after-acquired property clause of any such indenture of mortgage, deed of trust, or other instrument now existing or hereafter created by such Party, or the realization on or enforcement of such security or the exercise by the trustee or the mortgagee, or as the case may be, or the beneficiaries of such security of any of the rights, powers, or privileges provided for with respect thereto;

(iii)                               the transfer by a Party to one or more third parties of its Ownership Interest, together with all or substantially all of its other electric generating assets, whether by sale or pursuant to or as a result of a merger, consolidation, or corporate reorganization; or

(iv)                              the transfer by the Companies of any interest in Trimble County Unit 2, which transfer would not reduce the Companies’ aggregate Percentage to a level below seventy-five percent (75%).

All transfers of interest described in clauses (i) through (iv) of this Article 14.2.3 shall be conditioned upon the transferee, by written agreement or by operation of law, assuming the obligations of this Agreement, and any amendments thereto, of the Transferring Party; except that transferees under (ii) and (iii) above shall not be subject to this condition prior to any exercise of ownership, control, or possession by transferee over the interest transferred.  In furtherance of such transfer, the Parties shall amend this Agreement appropriately.

14.2.4                  Transfer of Associated Rights and Interests.

No transfer (whether by sale, conveyance, assignment, lease, or otherwise) of any Ownership Interest shall be permitted, or shall become effective, unless the interest transferred includes a corresponding and equivalent transfer of associated rights and interests under this Agreement, including its rights and interests in Trimble County Unit 2, the Trimble County General Plant Facilities, and the Trimble County Unit 2 Site (and the licenses and easements associated therewith), and unless such transfer is made in full compliance with this Article 14.

14.2.5                  Louisville and Kentucky Utilities.

In the event that Louisville and Kentucky Utilities cease to be Affiliates of each other, the agency established hereunder shall devolve upon either Louisville or Kentucky Utilities as specified by both of them in a written notice to the other Parties.  This Agreement shall thereupon also be amended and restated by the Parties to appropriately reflect such change and the severing of such affiliated relationship.

ARTICLE 15.
ASSIGNMENT

15.1                           Limitation of Assignability.

This Agreement shall not be assignable by any Party without the written consent of the other Parties, except that no such consent under this Article 15.1 shall be required for the assignment of this Agreement (i) as an incident to the disposition of Ownership Interests in accordance with Articles 14.2, 14.2.1, 14.2.2 or 14.2.3 hereof or (ii) as an incident to the disposition of its Ownership Interest to the trustee for the revenue bonds issued by IMPA or IMEA to pay the costs of the acquisition of IMPA’s or IMEA’s Ownership Interest.

15.2                           Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and upon the assigns of the Parties when such assignment is made in accordance with the provisions of Article 15.1.

ARTICLE 16.
LIABILITY AND DEFAULT

16.1                           Liability to Third Parties.

Subject to any express provision to the contrary in this Agreement, any liability or any payment, cost, expense, or obligation arising from a claim of liability (after application thereto of any insurance coverage or proceeds) to one or more third parties against one or more of the Parties and arising from the planning, engineering, design, licensing, procurement, construction, installation, completion, operation, use, management, control, maintenance, replacement, alteration, modification, renewal, rebuilding or repair, retirement, disposal, or salvaging of the Trimble County Unit 2 Project or any part thereof; or from any other action or failure to act by any Party (or its employees, agents, or contractors) in carrying out any of the provisions of this Agreement in regard to the Trimble County Unit 2 Project or any part thereof, shall be several and not joint and shall be shared by the Parties in proportion to their respective Percentages in all circumstances except where such liability or claim of liability is the result of gross negligence or intentional wrongdoing on the part of less than all of the Parties.  If, by reason of any such liability or claim of liability (after application thereto of any insurance coverage or proceeds) to one or more third parties, any Party shall be called upon to make any payment or to incur any cost, expense, or obligation in excess of that for which it is responsible under the provisions of the preceding sentence, then the other Parties shall reimburse the Party making such excess payment or incurring any such excess cost, expense, or obligation to the full extent of the excess.

16.2                           Liability Among the Parties; No Consequential Damages.

Except as stated in Articles 6.5.5, 6.5.6, 7.7, 13.2.2, 19.4, 19.5, and 21.1.3 a Party (or its employees, agents or contractors) shall not be liable to the other Parties for any loss, cost, damage, or expense incurred by the Parties as a result of any action or failure to act, under any circumstances, by that Party (or its employees, agents, or contractors) in carrying out any of the provisions of this Agreement, unless such loss, cost, damage, or expense is the result of (i) gross negligence or intentional wrongdoing on the part of that Party, (ii) a Withdrawal Event occurs with respect to that Party after the Construction Closing or (iii) the performance of Companies’ obligations during the Development Phase or Construction Phase falling below the standard of conduct established in Article 20.24.  For purposes of this paragraph “contractors” shall not be interpreted to mean Persons under contracts entered into by all of the Parties or by the Companies when acting as the agent of the Parties.

Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Companies to IMEA or IMPA in connection with any loss, cost, damage or expense arising under clause (iii) above shall be limited to the aggregate amount of the supervisory fee paid to the Companies by such Party pursuant to Article 9.1.

Notwithstanding any other provision of this Agreement, in no event shall any Party be liable to another Party with respect to any claim, whether based on contract, tort (including negligence), patent, trademark or service mark, or otherwise, for any indirect, special, incidental, or consequential damages.

In no event shall any Party be excused from liability for its fraudulent acts.

16.3                           Indemnification.

Subject to Article 16.2 hereof, each Party (“breaching Party”) hereby agrees to indemnify and hold the other Parties (“non-breaching Parties”) harmless from, against, and in respect of and shall on demand reimburse the non-breaching Parties for:

(i)                                     any and all loss, liability, or damage resulting from any untrue representation, breach of warranty, or non-fulfillment of any covenant or agreement by the breaching Party contained herein or in any certificate, document, or instrument delivered to the non-breaching Parties hereunder; and

(ii)                                  any and all loss suffered by the non-breaching Parties due to the breaching Party’s failure to perform or satisfy any obligation assumed pursuant to this Agreement; or

(iii)                               any and all loss resulting from actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing this indemnity.  The provisions of this paragraph (iii) shall not apply unless it shall be finally adjudicated by a court having jurisdiction of the subject matter and the Parties that a Party has committed a breach identified in paragraph (i) or (ii) of this Article 16.3.

16.4                           Nature and Survival of Representations and Warranties.

Each representation, warranty, indemnity, covenant, and agreement made by the Parties in this Agreement or in any document, certificate, or other instrument delivered by or on behalf of the Parties pursuant to this Agreement or in connection herewith, shall survive the Development Closing and the Construction Closing, respectively.

16.5                           Default.

16.5.1                  Events of Default.

The following shall be an Event of Default under this Agreement:

(i)                                     Failure to Make Payment.  Subject to Article 18.4, failure by any Party to make any payment to the other Parties required under this Agreement within sixty (60) calendar days after the date on which such payment becomes due, or failure by any Party to give any credit to the other Parties required under this Agreement for a period of sixty (60) calendar days after the date on which such credit becomes due, or failure by any Party to make payment for a period of sixty (60) calendar days after the date on which such payment becomes due, when failure to do so is likely to result in a lien on any of the property subject to this Agreement or otherwise adversely affects the interests of the other Parties, provided, however, that no Party shall be in default if the amount it owes hereunder can be, and is, offset in whole within sixty (60) calendar days after the date on which such amount became due and payable, by the Party to whom that sum is owed under this Agreement.

(ii)                                  Failure to Perform.  Failure by a Party to perform any material obligation, duty, or responsibility in accordance with the provisions of this Agreement.

16.5.2                  Curing Event of Default in Regard to Paying Money.

As to any Event of Default resulting from the failure to pay money, the defaulting Party may remedy its Event of Default (when such default is the failure to pay money) by paying to the non-defaulting Parties on or before ninety (90) calendar days from the date the payment becomes due:

(i)                                     the sums due;

(ii)                                  interest on the sums due at the Agreed Rate from the date due until paid; and

(iii)                               any other costs reasonably incurred by the non-defaulting Parties as a result of such Event of Default.

16.5.3                  Curing Event of Default for Other Than Failure to Pay Money.

An Event of Default other than the failure to pay money may be cured by the Party in default by performing such act as is necessary to cure the Event of Default and by paying the non-defaulting Parties on or before ninety (90) calendar days from the date such Event of Default occurred, any sums due under Article 16.3.

16.5.4                  Non-Applicability of Cure Provisions.

The cure periods set forth in Articles 16.5.2 and 16.5.3 are intended to allow a Party to have the opportunity to cure a specific Event of Default and, unless otherwise provided, do not otherwise extend the time required for the performance of any other obligation of a Party under this Agreement.

16.5.5                  Appointment of a Receiver.

If an Event of Default occurring after the Commercial Operation Date continues for a period of one hundred eighty (180) calendar days, then the non-defaulting Parties may have a receiver appointed by a state or federal court sitting in Louisville, Kentucky, to take control of and operate the defaulting Party’s interest in the Trimble County Unit 2 Project and perform in accordance with the terms of this Agreement.

16.5.6                  Additional Obligations.

With respect to any Party as to which an Event of Default has occurred, such Party shall use its Best Efforts to take any and all such further actions and shall execute and file where appropriate any and all such further legal documents and papers as may be reasonable under the circumstances in order to facilitate the carrying out of this Agreement or otherwise effectuate its purpose, including action to seek any required governmental or regulatory approval and to obtain any other required consent, release, amendment, or other similar document.

16.5.7                  Notice.

To entitle a Party hereto to exercise any remedy conferred upon or reserved by it in this Article 16, notice shall be provided in accordance with Article 20.2 hereof.

16.6                           Force Majeure.

In no event shall any Party be liable to the other Parties for failure by such Party to perform any of its obligations under this Agreement because of Force Majeure.  Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved or to take an appeal from any action of a Governmental Authority.  Any Party rendered unable to fulfill any of its obligations under this Agreement by reason of Force Majeure shall exercise Best Efforts to remove such inability with all reasonable dispatch.  In the event any Party is unable, in whole or in part, to perform any of its obligations by reason of Force Majeure, other than obligations to make payments hereunder, the obligations of the Party relying thereon, insofar as such obligations are affected by such Force Majeure, shall be suspended during the continuance thereof but no longer.  The Party invoking Force Majeure shall notify the other Parties of the full particulars of the Force Majeure and the time and date when the Force Majeure occurred.  Notices given by telephone under this Article 16.6 shall be confirmed promptly by electronic mail or facsimile transmission.  When the Force Majeure ceases, the Party relying thereon shall give immediate notice thereof to the other Parties by electronic mail or facsimile transmission.  This Agreement shall not be terminated by reason of Force Majeure but shall remain in full force and effect.  Force Majeure does not include financial inability to pay, and shall not, in any event, excuse payment for obligations already incurred hereunder at the time a claim is made.

ARTICLE 17.
MANAGEMENT

17.1                           Coordination Committee.

From time to time various administrative, financial, and technical matters may arise in connection with the terms and conditions of this Agreement which will require the cooperation and consultation of the Parties and the exchange of information.  As a means of providing for such consultation, interchange, decision making, or ratification, a Coordination Committee is hereby established with functions as described in Article 17.3 below.  However, such committee shall not diminish in any manner the authority of the Companies as set forth in this Agreement

17.2                           Coordination Committee Formation.

Within thirty (30) calendar days after the Execution Date, each Party shall designate a representative and an alternate that are to serve on the Coordination Committee and shall give written notice to the other Parties of such designations.  In the event that any Ownership Interest of a Party, in whole or in part, shall be assigned or otherwise transferred to a replacement or an additional Party in accordance with the provisions of this Agreement, such replacement or additional Party shall designate a representative and an alternate to serve on the Coordination Committee.  Any change in the representative or alternate of a Party on the Coordination Committee shall be made by written notice to the other Parties.  Each Party shall be responsible for the personal expenses of its representatives.

17.3                           Powers of Coordination Committee.

The Coordination Committee shall be responsible for and shall take actions, which it determines are necessary or advisable during the term of this Agreement.   The Coordination Committee shall address activities necessary or advisable to plan, license, acquire licenses, permits and approvals for, construct, acquire, complete, maintain, operate, assure the security of, and decommission the Trimble County Unit 2 Project, including:

(i)                                     the making of such agreements and modifications of existing agreements and the taking of such other action as the Coordination Committee deems necessary or that may be required under the regulations or directives of any Governmental Authority having jurisdiction thereof, with respect to the development, construction, acquisition and completion of the Trimble County Unit 2 Project for commercial service; the procurement, replacement, modification, or renewal of all or any part thereof; the making of additions, betterments, or improvements thereto; the operation and maintenance thereof; and the retirement, decommissioning, storage, or salvaging of all or any part thereof;

(ii)                                  the execution and filing with Governmental Authorities having jurisdiction of applications, amendments, reports, and other documents and filings required in connection with the licensing and other regulatory matters, including applications for extension or renewal of the terms of any licenses and permits required by any Governmental Authority;

(iii)                               the adjustment of losses and settlement of any losses covered by insurance on the Trimble County Unit 2 Project;

(iv)                              the pursuit and defense of claims and causes of action of any kind relating to the Trimble County Unit 2 Project, including the filing or defense of suits, appeals thereof, and settlement of claims and suits subject to the right of any Party to conduct its own action in any litigation in which it is a party or in which it is entitled to intervene pursuant to this Agreement;

(v)                                 the establishment of such subcommittees as it believes appropriate and provide for membership, meetings, voting procedures and such other rules of procedure as it deems appropriate consistent with the provisions of this Article 17.

(vi)                              the determination from time to time of the Net Electric Generating Capacity and the Net Seasonal Capacity of Trimble County Unit 2;

(vii)                           the approval of budgets for development, construction, operation and maintenance, and Incremental Capital Assets, as described in Article 17.4;

(viii)                        acting upon any matter brought before the Coordination Committee by a Party;

(ix)                                performing such other duties as set forth in this Agreement; and

(x)                                   prior to and as a condition of the Construction Closing, undertaking due consideration of and issuance of the Authorization to Construct.

17.4                           Budget Approval.

17.4.1                  Development Budget.

Prior to the Development Closing, the Companies shall provide a budget of the total Development Costs, together with interest thereon in accordance with Article 3.2 and the supervisory fees thereon applicable to IMPA and IMEA in accordance with Article 9.1 (the “Development Budget”), which shall include all applicable charges incurred prior to Development Closing and to be paid in accordance with Article 9.1, and the Companies’ best estimates of all applicable charges from Development Closing to the Construction Closing, including a reasonable contingency.  The proposed Development Budget will include such level of detail as may be reasonably required by the Parties for their budgets, books and records, as well as estimated expenditures at certain milestones throughout the development of the Trimble County Unit 2 Project.  The Parties will share all Development Costs in proportion to their respective Percentages.

The Parties must approve, by unanimous vote, the Development Budget submitted by the Companies, with such changes as the Parties deem necessary or appropriate and such approved Development Budget will be attached hereto as Appendix H.  After the initial Development Budget is approved, the Companies are authorized to expend the amounts contained therein.

The Companies may submit a revised Development Budget to the Coordination Committee for approval or disapproval.

After the Development Closing and during the Development Phase, the Companies shall provide status reports on the Development Schedule, Development Work, Development Costs (and the supervisory fees thereon), Development Budget, Construction Schedule, and Construction Budget on a monthly basis and at such other times as the Companies believe elements thereof will change significantly.  Such reports shall disclose material developments affecting the Development Work (and the schedule impact thereof), the Development Costs, the Development Budget, the Construction Schedule or the Construction Budget.

17.4.2                  Construction Budget.

Not less than ninety (90) calendar days prior to the Construction Closing, the Companies will submit a proposed budget for Construction Costs (including the supervisory fees thereon in accordance with Article 9.1) (the “Construction Budget”) to the Coordination Committee.  The proposed Construction Budget will include all Construction Costs (including the supervisory fees thereon in accordance with Article 9.1) and a reasonable contingency established by the Companies.  The proposed Construction Budget will include such level of detail as may be reasonably required by the Parties for their budgets, books and records, as well as estimated expenditures at certain milestones throughout the construction of the Trimble County Unit 2 Project.  The proposed Construction Budget shall include an estimated cash flow of payments expected to be made by the Parties during the Construction Phase in accordance with Article 9.1.  The Coordination Committee shall approve the Construction Budget submitted by the Companies, with such changes as the Coordination Committee deems necessary or appropriate.  After the Construction Closing has occurred, the Companies will be authorized to expend the amounts authorized in the Construction Budget in effect as of the date of the Construction

Closing (the “Initial Construction Budget”) contained therein.  IMPA and IMEA shall pay the Companies directly for their respective proportionate share of all approved Construction Costs (and the supervisory fees thereon in accordance with Article 9.1) on a monthly basis, in accordance with Articles 9 and 10.

After the Construction Closing has occurred, the Companies shall provide status reports thereon not less than monthly and such other times as they believe the costs of the Initial Capital Assets of the Trimble County Unit 2 Project will change significantly.  The Companies shall have the authority to approve change orders to the Construction Contracts whether initiated by the Companies or by a Construction Contractor, provided that Companies shall not direct discretionary changes that would be in excess of the then existing Construction Budget (including budgeted contingency) without the unanimous consent of the Coordination Committee.  If any individual change to the Initial Construction Budget (after utilizing all budgeted contingency) exceeds one percent (1%) of the Initial Construction Budget or any combination of change orders and changes to the Construction Budget results in a cumulative increase in the initial Construction Budget (after utilizing all budgeted contingency) by more than five percent (5%) of the Initial Construction Budget a (“Major Change”), the Companies will consult with the Coordination Committee and seek an amendment to the Construction Budget.  Any change orders to the engineering, equipment or other Construction Contracts that change the guaranteed performance, including the Net Electric Generating Capacity, major equipment, or the guaranteed completion dates of the Trimble County Unit 2 Project shall not be authorized by the Companies without prior consultation with and approval of the Coordination Committee.

The Companies will be authorized to expend the amounts in the Construction Budget as revised from time-to-time in accordance with this Article 17.4.2.  At any time, regardless of actual construction expenditures, the Companies may submit a revised Construction Budget for the Trimble County Unit 2 Project to the Coordination Committee for approval or disapproval.

After the Construction Closing and during the Construction Phase, the Companies shall provide status reports on the Construction Schedule, Construction Work, Construction Costs (together with the supervisory fees thereon in accordance with Article 9.1), and Construction Budget on a monthly basis.  Such reports shall disclose material developments affecting the Construction Schedule, the Construction Work, the Construction Costs or the Construction Budget.

17.4.3                  Annual Capital Budget.

For Incremental Capital Assets after completion of the original construction of the Trimble County Unit 2 Project, the Companies shall prepare and submit to the Coordination Committee an annual Trimble County Unit 2 Project capital budget (the “Annual Capital Budget”) no later than August 1 of each year for the subsequent year.  The Coordination Committee must approve the Annual Capital Budget submitted by the Companies with such changes as the Coordination Committee deems necessary or appropriate, after which the Companies will be authorized to expend the amounts contained therein.  After approval of the Annual Capital Budget, no further review by the Coordination Committee is required unless the actual, total capital expenditures are anticipated to exceed the approved Annual Capital Budget by fifteen percent (15%) or more.  In this event, the Companies will submit a revised Annual

Capital Budget to the Coordination Committee for its approval or disapproval on a quarterly basis.  The Companies are not authorized to expend construction funds in excess of one hundred fifteen percent (115%) of the total amount approved by the Coordination Committee in the Annual Capital Budget (as revised) except in the event of an Emergency.  In the event an Emergency requires expenditure of funds in excess of the approved Annual Capital Budget, the Companies shall advise the Coordination Committee immediately and request timely approval or disapproval.  Such approval or disapproval may be obtained via a telephone or electronic meeting to be confirmed later in writing.  In the absence of timely approval, the Companies shall take whatever actions they deem necessary to support the continued safe and efficient operation of Trimble County Unit 2.

17.4.4                  Operation and Maintenance Budget.

For operation and maintenance (“O&M”) expenses, the Companies shall prepare and submit to the Coordination Committee an annual Trimble County Unit 2 Project O&M budget (the “Annual O&M Budget”) no later than August 1 of each year.  Such Annual O&M Budget shall include goals as to unit efficiency and availability for the ensuing year.  The Coordination Committee must approve the Annual O&M Budget submitted by the Companies with such changes as the Coordination Committee deems necessary or appropriate.  After the Annual O&M Budget is approved, the Companies will be authorized to expend the amounts contained therein.  Further, after approval of the Annual O&M Budget, no further review by the Coordination Committee is required unless the actual, total O&M expenditures are anticipated to exceed the budgeted amounts by fifteen percent (15%) or more.  In this event, the Companies will submit on a quarterly basis a revised Annual O&M Budget to the Coordination Committee for its approval or disapproval.  The Companies are not authorized to expend O&M funds in excess of one hundred fifteen percent (115%) of the total amount approved by the Coordination Committee in the Annual O&M Budget (as revised) except in the event of an Emergency.  In the event an Emergency requires the expenditure of funds in excess of the approved Annual O&M Budget, the Companies shall advise the Coordination Committee promptly and request timely approval or disapproval.  Such approval may be obtained via a telephone or electronic meeting to be confirmed later in writing.  In the absence of timely approval the Companies shall take whatever actions they deem necessary to support the continued safe and efficient operation of Trimble County Unit 2.

17.5                           Vote by Coordination Committee.

Except as provided otherwise in this Agreement or by agreement of all Parties, all actions taken by the Coordination Committee shall be by majority vote, with each Party entitled to vote in shares equal to its Percentage.

17.6                           Meetings.

The Chairman of the Coordination Committee shall rotate annually among the Parties on each anniversary of the Execution Date.  The Chairman shall be responsible for calling meetings, except as hereinbelow provided, and establishing the agenda.  Each Party, however, shall have the right to have items included on the agenda.  The Coordination Committee may also act without a meeting by telephone or electronic conference or voting by correspondence or electronic mail.  The Coordination Committee shall meet regularly, but not less often than once in each calendar quarter during development and construction of the Trimble County Unit 2 Project and not less than annually after the Commercial Operation Date, and at such other times as requested by any Coordination Committee member upon thirty (30) calendar days’ prior written notice.  Meetings may be attended by other representatives of the Parties in addition to the members of the Coordination Committee.

17.7                           Records.

The Coordination Committee shall keep written records of all meetings.

17.8                           Amendments.

The Coordination Committee shall have no authority to modify or amend the terms of this Agreement.

17.9                           Information.

The Companies shall use their Best Efforts to keep all members of the Coordination Committee informed of all significant matters with respect to the development, construction, operation and maintenance of the Trimble County Unit 2 Project including, plans, specifications, engineering studies, environmental reports, budgets, estimates and schedules.   Upon the request of any Coordination Committee member, the Companies shall furnish or make available any and all other information relating to the development, construction and operation and maintenance of the Trimble County Unit 2 Project.

ARTICLE 18.
DISAGREEMENT

18.1                           Consultation.

In accordance with the provisions of Article 18, the members of the Coordination Committee will consult in connection with any major matter arising under this Agreement.

18.2                           Disagreement.

If any disagreement arises on major development, construction or operation and maintenance matters pertaining to the Trimble County Unit 2 Project, major capital matters pertaining to the Trimble Unit 2 Project, or major retirement matters, or other matters arising under this Agreement, pertaining to the Trimble County Unit 2 Project (“Plant Subjects”), such matters shall be discussed by the Coordination Committee and timely mutual agreement sought in regard thereto.  If each of the members of the Coordination Committee agrees to the resolution of any Plant Subject, such agreement shall be reported in writing to and shall be binding upon the Parties within the authority of the Coordination Committee as provided in Article 17.  In the unlikely event that each of the members of the Coordination Committee is unable to reach agreement within a reasonable time (giving due cognizance to the operating and maintenance schedules of Trimble County Unit 2 and all other pertinent circumstances) with respect to any Plant Subject under consideration, a Vice President of Louisville, a Vice President of Kentucky

Utilities, the President of IMPA or the General Manager and CEO of IMEA can, by written notice to the other members of the Coordination Committee, withdraw the matter from consideration by the Coordination Committee and submit the same for resolution to a Vice President of Louisville, a Vice President of Kentucky Utilities, the President of IMPA and the General Manager and CEO of IMEA. If these senior representatives of the Parties agree to a resolution of the matter, such agreement shall be reported in writing to and shall be binding upon the Parties; but if said senior representatives fail to resolve the matter within seven (7) calendar days after its submission to them, then the matter may proceed to resolution as provided in Article 18.3.

18.3                           Arbitration.

If a disagreement should arise with respect to any Plant Subject which is not resolved by the Coordination Committee or the senior representatives of the Parties as provided in Article 18.2 or any other disagreement concerning this Agreement, then such disagreement may be settled by arbitration by a single arbitrator as hereinafter provided, in accordance with the provisions of this Article 18.3. If, after the procedure for resolving such disagreement by the Coordination Committee or the senior representatives of the Parties as provided in Article 18.2 has been exhausted, a Party desires that such disagreement shall be settled by arbitration, it shall serve written notice upon the other Parties setting forth in detail such disagreement with respect to which arbitration is desired.  Such disagreement shall be settled by arbitration if, after receipt of such written notice, all of the Parties shall agree in writing that such disagreement shall be settled by arbitration.  Within a period of thirty (30) calendar days from the date of such agreement in writing to settle such disagreement by arbitration, the Parties shall mutually agree upon an arbitrator.  If the arbitrator is not so selected within the specified thirty (30)-calendar day period, either Party may, upon written notice to the other Parties, apply to the American Arbitration Association for the appointment of the arbitrator or arbitrators who have not been so selected and such association shall thereupon be empowered to select such arbitrator.

The arbitration proceedings shall be conducted in Louisville, Kentucky, unless otherwise mutually agreed.  The Arbitrator shall afford adequate opportunity to both of the Parties to present information with respect to the disagreement submitted to arbitration and may request further information from any Party.  Except as provided in the preceding sentence, the Parties may, by mutual agreement, specify the rules that are to govern any proceeding before the arbitrator and limit the matters to be considered by the arbitrator, in which event the arbitrator shall be governed by the terms and conditions of such agreement.  In the absence of any such agreement respecting the rules that are to govern any proceeding, the then current rules of the American Arbitration Association for the conduct of commercial arbitration shall govern the proceedings, except that if such rules shall conflict with the then current provisions of the laws of Kentucky relating to arbitration, such conflict shall be governed by the then current provisions of the laws of Kentucky relating to arbitration.

Procedural matters pertaining to the conduct of the arbitration and the award shall be made by the arbitrator.  The Parties shall, however, be entitled to all discovery provided for by the Kentucky Rules of Civil Procedure.  The findings and award of the arbitrator shall be final and conclusive with respect to the disagreement submitted for arbitration and shall be binding upon the Parties, except as otherwise provided by Applicable Law.  Each Party shall equally share the fee and expenses of the arbitrator and shall also be responsible for the costs and expenses incurred by it in the preparation of its case to the arbitrators.  Judgment upon the award may be entered in any court having jurisdiction.  In the event all of the Parties do not agree to arbitrate, each shall have the right to take appropriate judicial action.

18.4                           Obligations To Make Payments.

If a disagreement should arise out of the Development Work, the Construction Work, the Operating Work, the construction or acquisition of any Incremental Capital Asset or from any Plant Subject which is not resolved by the Coordination Committee or the senior representatives of the Parties as provided in Article 18.2, then, pending the resolution of the disagreement by arbitration (if applicable) and/or litigation, the Companies shall continue to pursue the Development Work, the Construction Work, operate Trimble County Unit 2, or construct or procure necessary Incremental Capital Assets, as the case may be, in a manner consistent with this Agreement, and the Parties shall continue to make all payments required in accordance with the applicable provisions of this Agreement.  Notwithstanding the foregoing, a Party may, in good faith, withhold payment of amounts that it disputes are properly due and payable under this Agreement (a “Withholding Party”), provided, however, any such right to withhold payment is subject to the following conditions:  (i) the aggregate amount withheld will not, in the aggregate at any time, exceed $1,000,000, (ii) prior to the date on which the payment(s) to be withheld would otherwise be due, the Withholding Party shall (a) give a detailed written notice to the Party or Parties otherwise entitled to payment of the amount to be withheld and the basis on which the Withholding Party asserts that the amount withheld is not due and owing, (b) deposit the full amount of the withheld payment(s) in an interest-bearing escrow account (the “Escrow Account”) and (c) commence the dispute resolution process set forth in Article 18.2 by requesting a meeting of the Coordination Committee to resolve the dispute.  The Escrow Account shall be established by all Parties to the dispute (the “Disputing Parties”) in a reputable financial institution conducting fiduciary business in the United States, as agreed upon by the Parties.  The agreement establishing the Escrow Account shall provide that the escrowed sums are not to be released except upon the signature of all Disputing Parties, and shall contain such other provisions as the Disputing Parties and the escrow agent shall agree upon.  At such time that the dispute is decided in accordance with Article 18 or otherwise resolved, the Disputing Parties shall direct the escrow agent to release the escrowed sums, including interest earned thereon, in accordance with the decision or other resolution.  If the amount received by the receiving Party is less than the amount required in accordance with Article 18.5, the Withholding Party shall reimburse the difference to the Party or Parties entitled to payment.  The cost of establishing and maintaining the Escrow Account shall be initially borne by the Withholding Party, but shall be ultimately borne by the Disputing Parties in inverse proportion to their entitlement to the escrowed proceeds and interest thereon.  By way of example, if a Disputing Party is ultimately entitled to all of the proceeds of the Escrow Account, the other Disputing Parties shall bear the cost of establishing and maintaining the Escrow Account.

18.5                           Interest.

In the event that a Party withholds payment pursuant to Article 18.4 or otherwise fails to make a payment when due and it is determined in accordance with Article 18 or otherwise agreed that all or any portion of such funds should have been paid when invoiced or otherwise due, the Party that withheld such payment or otherwise failed to make full payment shall pay to the appropriate Parties the full amount overdue, together with interest thereon at the Agreed Rate from the date such sums were originally due to the date paid.  In the event that it is determined in accordance with Article 18 or otherwise agreed that a Party has received an overpayment under this Agreement, the Party that received such overpayment shall reimburse the overpaying Party the amount of such overpayment together with interest thereon at the Agreed Rate from the date such sum was overpaid to the date of such reimbursement.

ARTICLE 19.
REMEDIES

19.1                           All Remedies - Setoff.

In the event any Party (the “Defaulting Party”) fails to pay when due any amount owing by it to the other Parties (the “Non-Defaulting Parties”) under this Agreement or fails to perform or observe any covenant, condition, or agreement to be performed or observed under this Agreement or the Interconnection and Operating Agreement, each Non-Defaulting Party shall have available to it all remedies, legal and equitable, including those available in order to enforce payment of any such amount or performance or observance of any such covenant, condition, or agreement, subject to the defaulting Party’s rights to cure default under Article 16.5.  All overdue payments shall bear interest at the Agreed Rate.  Further, the Non-Defaulting Parties shall have the right to setoff against any amount owed to them by the Defaulting Party the amount of any payment which such Party has failed to pay when due under this Agreement or the Interconnection and Operating Agreement.  In addition, the Non-Defaulting Parties shall have the other rights and remedies available to them under this Article 19.

19.2                           Injunctive Relief and Specific Performance.

The Parties hereto agree and acknowledge that the failure to perform any of their respective obligations (except with respect to Article 6.5.4 hereof) under this Agreement, including the execution of documents which may be reasonably requested pursuant to this Agreement, would cause irreparable injury to the other Parties and that the remedy at law for any violation or threatened violation thereof would be inadequate, and further agree that the other Parties shall be entitled to a temporary or permanent injunction, specific performance or other equitable relief specifically to enforce such obligation without the necessity of proving the inadequacy of its legal remedies.

19.3                           No Remedy Exclusive.

Except as otherwise provided in this Agreement, no remedy conferred upon or reserved to the Parties hereto in this Agreement is intended to be exclusive of any other remedy or remedies available hereunder or now or hereafter existing at law, in equity, or by statute or otherwise, but each and every such remedy shall be cumulative and shall be in addition to every other such remedy.  The pursuit by any Party of any specific remedy shall not be deemed to be an election of that remedy to the exclusion of any other or others, whether provided hereunder or by law, equity, or statute.

19.4                           Failure to Participate in Incremental Capital Assets.

If IMPA or IMEA fails to make any payment of its share of the cost of Incremental Capital Assets, the Companies shall have the right, at their election, to give written notice of such failure to the Party that has failed to make such payment.  In addition to the right to receive interest on such overdue payment, if such payment (with interest due thereon at the Agreed Rate) remains unpaid ninety (90) calendar days after the giving of the written notice first referred to in this paragraph, then (i) the non-paying Party’s rights to make any further payments of its share of the cost of the Incremental Capital Asset shall thereupon terminate, and (ii) the respective Ownership Interest shall be adjusted in accordance with the following formula:

ADD = ALGE*IPCT/(INP+ALGE)

where:

ADD	=

Additional Ownership Interest accruing to the Party or Parties as a result of making the additional investment to complete construction of Incremental Capital Assets (there shall be a corresponding reduction in the Ownership Interest of the non-paying Party.

INP	=	Investment made by the non-paying Party or Parties for its or their respective Ownership Interest to the time of the written notice first referred to in this Article 19.4.

ALGE	=	Additional investment made by the paying Party or Parties to complete construction of Incremental Capital Assets as aforesaid.

IPCT	=	The non-paying Party’s Percentage at the time of the written notice first referred to in this Article 19.4.

If either IMPA or IMEA fails to make a payment of its share of the cost of an Incremental Capital Asset, but not both, then the Companies will notify the other paying Party and such other paying Party shall fund its proportionate share (based on its relative Percentage) of the additional investment of the non-paying Party.  The Companies will then calculate the portion of the ADD to which they and the other Paying Party are entitled based on their respective additional investments.

19.5                           Failure to Participate in Construction Costs.

In the event that a Party votes in the Coordination Committee against an amendment to the Construction Budget that constitutes a Major Change, such Party shall give written notice to the other Parties, within five (5) calendar days of such vote, specifying whether it will or will not make payment of its share of the additional Construction Costs (and the supervisory fee thereon in accordance with Article 9.1) arising from such amendment to the Construction Budget.  If such Party gives notice that it will not make such payment or if such Party fails to make such payment, its rights to make such payment shall thereupon terminate and the Ownership Interests in the Trimble County Unit 2 Project shall be adjusted in accordance with the following formula:

ADD = IINV/(NC*$1100/kW)

where:

ADD	=	Additional percentage of the Trimble County Unit 2 to be transferred from the nonfunding Party to the funding Parties in proportion to their respective Percentages.

IINV	=	Incremental investment made by the funding Party resulting from the nonfunding Party’s failure to pay.

NC	=	Nominal capacity of the unit at 59? F in kilowatts.

ARTICLE 20.
MISCELLANEOUS

20.1                           Governing Law.

The validity, interpretation, and performance of this Agreement and each of its provisions shall be governed by the laws of the Commonwealth of Kentucky, except that the power and authority of IMPA to enter into this Agreement shall be governed by the laws of the State of Indiana and the power and authority of IMEA to enter into this Agreement shall be governed by the laws of the State of Illinois.

20.2                           Notice to Parties.

Unless otherwise specifically provided in this Agreement, any notice, consent, or other communication required to be made under this Agreement shall be addressed to or made by such officer, agent, representative, or employee of a Party as such Party may, from time-to-time, designate in writing, provided, however, any written notices hereunder shall be delivered in person, by certified mail, or by recognized next working day carrier, to the named officer of the Party at the address listed below, provided, further that any Party may, from time-to-time, change such designated officer or the address thereof by giving written notice of such change to the other Parties.  Notice shall be deemed given when received.  Any requirement for notice in writing may be met by telecopy or other electronic means of communicating written or printed material, if promptly confirmed in writing in a manner permitted by the previous sentence.

To Louisville:

Vice President of Generation

LOUISVILLE GAS AND ELECTRIC COMPANY

220 West Main Street

Post Office Box 32010 (40232)

Louisville, Kentucky 40202

To Kentucky Utilities:

Vice President of Generation

KENTUCKY UTILITIES COMPANY

220 West Main Street

Post Office Box 32010 (40232)

Louisville, Kentucky 40202

To IMPA:

President

INDIANA MUNICIPAL POWER AGENCY

11610 North College Avenue

Carmel, Indiana 46032

To IMEA:

General Manager & CEO

ILLINOIS MUNICIPAL ELECTRIC AGENCY

919 South Spring Street

Springfield Illinois 62704

20.3                           Article Headings Not to Affect Meaning.

The descriptive headings of the various articles of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

20.4                           Counterparts.

This Agreement (and any amendments hereto) may be executed simultaneously in four or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.5                           Emergency.

Notwithstanding any other provision of this Agreement to the contrary, in the event of an Emergency, the Companies shall be entitled to take such action without consultation with the Coordination Committee as to best protect and promote the development, construction, completion operation, safety or security of the Trimble County Unit 2 Project.

20.6                           Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

20.7                           Integration.

The terms and provisions contained in this Agreement and the Interconnection and Operating Agreement constitute the entire agreement between the Parties in regard to the respective matters of said Agreement, and shall supersede all previous communications, representations, or agreements, either oral or written, between the Parties with respect to the respective subject matters of said agreements.

20.8                           Computation of Time.

In computing any period of time prescribed or allowed by this Agreement, the calendar day of the act, event, or default from which the designated period of time begins to run shall not be counted.  The last calendar day of the period so computed shall be counted, unless it is a Saturday, Sunday, or legal holiday recognized by the Companies, in which event the period shall run until the end of the next calendar day which is neither a Saturday, Sunday, nor legal holiday.

20.9                           Waiver.

Any waiver at any time, by any Party, of its rights with respect to another Party, or with respect to any other matter arising in connection with this Agreement, shall not be considered a waiver with respect to any subsequent default or matter.

20.10                     Equal Opportunity Clause.

During the performance of those parts of this Agreement relating to the construction by a Party of any Initial or Incremental Capital Assets, such Party agrees as follows:

(i)                                     Such Party will not discriminate against any employee or applicant for employment because of any protected class status, such as race, color, religion, sex, age or national origin.  Such Party will take affirmative action to insure that applicants are employed, and that employees are treated, during employment, without regard to their protected class status.  Such action shall include, but not be limited to, the following:  employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  Such Party agrees to post, in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this non-discrimination clause;

(ii)                                  Such Party will, in all solicitations or advertisements for employees place by or on behalf of such Party, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, age or national origin;

(iii)                               Such Party will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided, advising the said labor union or workers’ representative of such Party’s commitments under this Article 20.10, and shall post copies of the notice in conspicuous places, available to employees and applicants for employment;

(iv)                              Such Party will comply with all provisions of Executive Order No. 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor;

(v)                                 Such Party will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records, and accounts by the administering agency and the Secretary of Labor, for purposes of investigation, to ascertain compliance with such rules, regulations, and orders;

(vi)                              In the event of such Party’s non-compliance with the non-discrimination clauses of this Agreement, or with any of the said rules, regulations, or orders, this Agreement may be canceled, terminated, or suspended, in whole or in part, and such Party may be declared ineligible for further Government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in said Executive Order or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law;

(vii)                           Such Party will includes the words “During the performance of this contract, the contractor agrees as follows:” followed by the provisions of sections (i) through (vi) of this Article 20.10 in every subcontract or purchase order, unless exempted by rules, regulations, or orders or the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor.  Such Party will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for non-compliance; provided, however, that in the event such Party becomes involved in, or is threatened with, litigation by a subcontractor or vendor as a result of such direction by the administering agency, such Party may request the United States to enter into such litigation to protect the interests of the United States;

(viii)                        For purposes of this Agreement, the term “this Agreement,” as used in this Article 20.10 shall mean those parts of this Agreement relating to the construction by such Party of any additions, betterments, or improvements to the property.  Nothing in this Article 20 shall be construed to prevent such Party from resisting, challenging, contesting, or appealing any law, statute, regulation, or decision of any federal, state, or local government or agency which such Party claims to be in invalid, unlawful, arbitrary, or capricious.

20.11                     Inflation.

Monetary thresholds as expressed in this Agreement in Articles 7.5.6, 7.5.7, and 8.1, each shall be adjusted on each anniversary of the Execution Date hereof by the percentage change in the Producer Price Index Turbines and Turbine Generator Sets (PPI PCU 3511#(N), June 1982 = 100) during the immediately succeeding year.  Adjustments shall be made on final revised data.  If such index ceases to be published, a similar index shall be selected by the Parties in substitution thereof.  If such index is rebased, appropriate adjustments to this formula will be made by the Parties to carry out the original intention of the Parties.

20.12                     Condemnation.

In the event any portion of the Trimble County Unit 2 Project shall be condemned and taken by exercise of any right of eminent domain or for public or quasi-public use, and the Parties hereto are able to continue their use and operation of the remaining portion thereof, this Agreement shall not terminate.  The proceeds of any payment of any award or compensation arising from such condemnation (net of any unrecovered expenses of any nature incurred by the Parties with respect thereto, which expenses shall be fully reimbursed to the Party or Parties incurring such expenses) shall be apportioned between the Parties on the basis of their respective Percentages.  In the event that all or substantially all of the Trimble County Unit 2 Project shall be condemned and taken by exercise of any right of eminent domain or for public or quasi-public use, this Agreement shall terminate as of the date of said taking and the proceeds of any award or compensation arising from such condemnation (net of any unrecovered expenses of any nature incurred by the Parties with respect thereto, which expenses shall be fully reimbursed to the Party or Parties incurring such expenses) shall be apportioned between the Parties on the basis of their respective Percentages.

20.13                     Americans with Disabilities Act.

In constructing, maintaining and operating the Trimble County Unit 2 Project, the Companies shall comply with the Americans with Disabilities Act.

20.14                     Amendments.

This Agreement may be amended only by a written instrument duly executed by the Parties.  When so amended, the Parties shall execute a conformed copy of the Agreement, which conformed copy shall contain all amendments to the Agreement and shall thereafter govern the Parties.

20.15                     No Agency or Third Party Beneficiary.

Except as expressly provided herein, nothing in this Agreement is intended to or shall create an agency whereby a Party becomes an agent for another Party in any relationship with any Person.  This Agreement is solely among the Companies, IMPA and IMEA and shall not be construed to create any third-party beneficiary relationship with any other Person.

20.16                     Obligations Are Several.

The duties, obligations and liabilities of the Parties are intended to be several and not joint or collective, and no Party shall be jointly and severally liable for the acts, omissions, or obligations of any other Party.

20.17                     Cooperation.

The Parties shall cooperate with each other and provide information as may be necessary to facilitate, among other things, the filing of applications for authorizations, permits, licenses, or financing and the execution of such other documents as may be reasonably necessary to carry out the provisions of this Agreement, subject to reasonable protections necessary to preserve each Party’s confidential or proprietary information.

20.18                     Intent.

The Parties agree that all discussions and negotiations related to this Agreement relate expressly to the Trimble County Unit 2 Project and do not amend and may not be used by any Party to interpret any provision or course of conduct arising out of the Unit 1 Participation Agreements.  Similarly, any similarity to or difference between the provisions of this Agreement and the provisions of the Unit 1 Participation Agreements shall not be used in any way, directly or indirectly, to interpret the meaning or intent of the parties to the Unit 1 Participation Agreements.

20.19                     Approvals.

The Parties shall use their respective Best Efforts to obtain as quickly as possible all requisite governmental, regulatory, and judicial approvals, including Commission Approvals, where applicable, of the consummation of the transactions contemplated herein.

20.20                     Access.

Official representatives of the Parties and their designees, including any Party’s bond trustee, shall have the right, upon sufficient advance notice to the Companies, to enter upon the Trimble County Unit 2 Project facilities subject to all safety, insurance, and industrial security requirements and the need for efficient operation of the Trimble County Unit 2 Project.

20.21                     Further Assurances.

The Parties shall execute such other instruments, if any, as may be necessary or appropriate to confirm the respective rights and interests of the Parties hereunder and to maintain their respective Ownership Interests.

20.22                     Joint Effect.

Preparation of this Agreement and its appendices has been a joint effort of the Parties and the resulting document (or any portion thereof) is not to be construed more severely against one of the Parties than against the others.

20.23                     Certain Costs.

In the course of undertaking the Development Work, the Construction Work, the Operating Work or the construction or procurement of Incremental Capital Assets, the Companies are entitled to take actions, that in their reasonable judgment are in the best interests of the Trimble County Unit 2 Project.  If such actions cause Louisville, Kentucky Utilities, or both of them to experience a cost or expense outside the Trimble County Unit 2 Project, a fair share of such cost or expense shall be allocated to the Trimble County Unit 2 Project to be shared by the Parties in proportion to their respective Percentages, provided that such actions have been presented to and approved unanimously by the Coordination Committee, which approval shall not be unreasonably withheld.

20.24                     Good Utility Practice.

Each Party hereby agrees to perform the Work and other obligations to be performed by it under this Agreement in accordance with Good Utility Practice.

20.25                     Affiliate Transactions.

The Companies shall be entitled to engage, contract with or otherwise arrange for the use of any of their employees, the employees of Affiliates, Affiliates or non-Affiliates in connection with the performance of the Companies’ obligations under this Agreement.  The cost of engaging, contracting with or otherwise arranging for the use of any employee, the employees of Affiliates, Affiliates or non-Affiliates shall be charged and allocated to the Parties on the same basis as such cost would be charged and allocated to any other generating station owned by either of the Companies when so engaging, contracting with or otherwise arranging for the use of its employees, employees of Affiliates, Affiliates or non-Affiliates.  If the Companies desire to enter into a contract or other arrangement with an Affiliate (each such contract or other arrangement an “Affiliate Contract”), such contract or arrangement shall be negotiated and administered in good faith, on a basis no less favorable than an arms’ length basis, have terms, when taken as a whole, at least as favorable to the Parties as those available in the market from non-Affiliates.  If any Affiliate Contract, amendment thereof, or any aspect of the work or obligations required thereunder is approved unanimously by the Coordination Committee, IMPA and IMEA shall be deemed to have waived any right to object to the terms and conditions of such Affiliate Contract, amendment or aspect to the extent so approved, including on grounds of the absence of good faith, lack of arms’ length negotiations or the presence of terms not at least as favorable to the Parties as those available in the market from non-Affiliates.

ARTICLE 21.
TERM AND TERMINATION

21.1                           Termination.

21.1.1                  Retirement.

This Agreement shall terminate at such time as those activities that are necessary to retire Trimble County Unit 2 from service have been completed.  Retirement from service shall include:  dismantling, demolishing, and removal of equipment, facilities, and structures; security; maintenance; disposing of debris; and any site work necessary to lawfully and responsibly effect such retirement.  Termination of this Agreement, however, shall not terminate or affect, as between the Parties, the continued liability, if any, of the Parties for environmental considerations or other obligations imposed by Applicable Law, nor shall it terminate or affect, as between the Parties, the receipt and pro rata sharing of benefits, if any, accruing to the Parties for environmental allowances or other entitlements provided by Applicable Law.

21.1.2                  Construction Closing Does Not Occur.

Except as set forth in this Article 21.1.2 or Article 2.1.3, if the Construction Closing has not occurred on or before December 31, 2005 (as such date may be extended by the Coordination Committee or as provided in this Article 21.1.2), (i) this Agreement shall terminate and no Party shall have any further liability, each to the other, on account of such termination, (ii) each Party shall remain liable for all of its obligations incurred prior to the date of such termination and shall not be entitled to a refund or return of any amounts paid or expended under this Agreement, and (iii) the respective rights of IMPA or IMEA pursuant to Article 15 of the Unit 1 Participation Agreements shall not be reinstated.  Notwithstanding the foregoing, if the conditions to the participation of each of IMPA and IMEA in the Construction Closing as set forth in Article 6 have been satisfied or waived by IMPA and IMEA respectively and, IMPA and IMEA, in good faith, tender the payments required pursuant to Article 6.2.1, and are otherwise willing to close the transactions contemplated herein at the Construction Closing on or before December 31, 2005 (as such date may be extended by the Coordinating Committee), and the Companies are not able to close, but, in good faith, continue to pursue the development of the Trimble County Unit 2 Project or a substantially similar project based on the Development Work, then the last day for the Construction Closing to occur shall be extended from December 31, 2005, to and until the earlier of the date upon which the Companies withdraw pursuant to Article 6.5.1 or the Companies schedule a Construction Closing on no less than seven (7) days’ notice if such closing is scheduled to occur on or prior to January 31, 2006, or forty-five (45) days’ notice if such closing is scheduled to occur after January 31, 2006.  Should the Companies fail to pursue the development of the Trimble County Unit 2 Project or a substantially similar project based on the Development Work, the Companies shall be deemed to have withdrawn under Article 6.5.1 and the rights of each of IMPA and IMEA pursuant to Article 15 of the Unit 1 Participation Agreement to which it is a party shall be reinstated.

21.1.3                  Withdrawal of the Companies.

If the Companies withdraw from this Agreement pursuant to Article 6.5.1 after the period specified in clause (i) or (ii) of Article 6.5.6, and IMPA and IMEA do not withdraw and are then prepared to proceed in accordance with this Agreement to the Construction Closing, this Agreement shall terminate on the date of such withdrawal and no Party shall have further liability, each to the other, on account of such termination, except as provided below.  If such withdrawal by the Companies is primarily for Development Reasons, this Agreement shall terminate and each Party shall remain liable for its obligations incurred hereunder prior to the date of withdrawal and no Party shall be entitled to a refund or return for any amounts paid or expended under this Agreement.  If such withdrawal by the Companies is primarily for reasons other than Development Reasons, each Party shall be liable for its obligations incurred hereunder prior to the date of such withdrawal, provided, however, the Companies shall refund the Refund Amount to IMPA and IMEA.  Upon any withdrawal by the Companies under this Article 21.1.3, the rights of each of IMPA and IMEA pursuant to Article 15 the Unit 1 Participation Agreement to which it is a party shall be reinstated.

21.1.4                  Withdrawal of IMPA and IMEA.

If IMPA and IMEA shall both withdraw from this Agreement pursuant to Article 6.5 and the Companies then intend to proceed to develop the Trimble County Unit 2 Project, this

Agreement shall terminate on the date of such withdrawal and no Party shall have further liability, each to the other, on account of such termination, provided, however, each Party shall remain liable for all of its obligations incurred prior to the date of such termination and shall not be entitled to a refund or return of any amounts paid or expended under this Agreement and, provided, further, the rights of each of IMPA and IMEA pursuant to Article 15 of the Unit 1 Participation Agreement to which it is a party shall not be reinstated.

21.2                           Retirement of Property.

The Coordination Committee shall have authority in decisions regarding the retirement from service of any and all property constituting a portion of Trimble County Unit 2 or the Trimble County General Plant Facilities which, in the Coordination Committee’s judgment, is damaged, worn out, uneconomic, unreliable, obsolescent, or otherwise unfit for use.  However, Trimble County Unit 2 shall not be retired from service as a generating unit without the written consent of the Parties prior to the earlier of:

(i)                                     the expiration of thirty-five (35) years following the Commercial Operation Date of Trimble County Unit 2; or

(ii)                                  the final maturity date of the project revenue bonds originally issued by IMPA or IMEA to finance their respective initial Ownership Interests or to pay the cost of any improvements or repairs issued thereafter, or the final maturity date of any bonds issued by IMPA or IMEA to refund such originally issued bonds.

21.3                           Retirement Costs.

All costs (less salvage credits, if any) associated with retirement of the Trimble County Unit 2 Project or portions thereof including:  dismantling, demolishing, and removal of equipment, facilities, and structures (including the cost of transportation and handling incidental thereto); security; maintenance; disposing of debris; and any site work necessary to lawfully and responsibly effect such retirement, shall be shared by the Parties in proportion to their respective Percentages.  Payments for these costs (less salvage credits, if any) as they are incurred, shall be made in accordance with the provisions of Article 10.  If such salvage credits exceed such costs, the difference shall be shared by the Parties in proportion to their respective Percentages.

21.4                           Effect of Withdrawal or Transfer on Agent.

Except as provided below, at such time as IMPA or IMEA withdraws from this Agreement or transfers all of its Ownership Interest in accordance with this Agreement, the agency granted to the Companies by IMPA and IMEA hereunder, as appropriate, shall be revoked prospectively and all prior acts shall remain valid and binding, subject to the conditions and limitations set forth in this Agreement.  Notwithstanding the foregoing, the appointment of the Companies as agent for the Parties hereunder shall continue (i) with respect to the agency granted pursuant to Article 12.1, for as long as necessary after such withdrawal or transfer for the Companies to fulfill their responsibilities under Article 12.1 in respect of periods during which IMPA or IMEA was a Party to this Agreement and (ii) as necessary to manage and administer executory contracts, real estate and permits and approvals of the agent or the Parties.  IMPA and IMEA each further agree that upon withdrawal or transfer of its Ownership Interest it will cooperate with the Companies and take any and all further actions and shall execute and file where appropriate any and all such further legal documents and papers as may be reasonable under the circumstances in order to facilitate such withdrawal or transfer and the continued development, construction or operation of the Trimble County Unit 2 Project, including action to seek any required governmental or regulatory approval and to obtain any other required consent, release, amendment, or other similar document.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed.

LOUISVILLE GAS AND ELECTRIC COMPANY

Attest:		By:
	Secretary		Name:
Title:

KENTUCKY UTILITIES COMPANY

Attest:		By:
	Secretary		Name:
Title:

INDIANA MUNICIPAL POWER AGENCY

Attest:		By:
	Secretary		Name:
Title:

ILLINOIS MUNICIPAL ELECTRIC AGENCY

Attest:		By:
	Secretary		Name:
Title: